Exhibit 2.1

STOCK PURCHASE AGREEMENT

AMONG

Affordable Residential Communities Inc.,

ARC Insurance Holdings Inc., as Buyer

AND

C. Clifton Robinson,
C. C. Robinson Property Company, Ltd.,
The Robinson Charitable Remainder Unitrust, as Sellers

October 6, 2006

Exhibit 2(a)	—	NLASCO Shares/Purchase Price Allocation
Exhibit 7(a)(xi)	—	Form of Noncompetition Agreement
Exhibit 7(a)(xii)	—	Forms of Employment Agreement
Exhibit 7(a)(xiii)	—	Form of Lock Up Agreement
Exhibit 7(a)(xv)	—	Form of Release
Exhibit 7(b)(vii)	—	Form of Registration Rights Agreement

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of October 6, 2006, by and among Affordable Residential Communities Inc., a Maryland corporation (“ARC”), and ARC Insurance Holdings Inc., a Delaware corporation (“Buyer”), on the one hand, and C. Clifton Robinson, an individual, C.C. Robinson Property Company, Ltd., a Texas limited partnership, and The Robinson Charitable Remainder Unitrust (the “Trust”) (each a “Seller” and collectively, “Sellers”), on the other hand.  ARC, Buyer and Sellers are referred to collectively herein as the “Parties.”

W I T N E S S E T H;

WHEREAS, Sellers in the aggregate own all of the outstanding capital stock of NLASCO, Inc., a Delaware corporation (“NLASCO”);

WHEREAS, Buyer desires to acquire 100% of the outstanding capital stock of NLASCO upon the terms and conditions set forth herein;

WHEREAS, through such capital stock acquisition, and other action undertaken by Sellers described herein, Buyer intends, among other things to acquire control of American Summit Insurance Company (“ASIC”), National Lloyds Insurance Company (“NLIC”) and NLIC’s attorney-in-fact, NLASCO National Lloyds Inc. (“NLASCONL”) and Sellers intend that such acquisition of control be implemented on the Closing Date.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein, and of the mutual benefits to be derived therefrom, the Parties agree as follows.

Section 1.               Definitions.

“409A Taxes” has the meaning set forth in Section 4(v)(vi).

“Accountant” has the meaning set forth in Section 2(e)(iv) below.

“Accountant’s Report” has the meaning set forth in Section 2(e)(v) below.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Actual Losses” has the meaning set forth in Section 2(f)(i) below.

“Actuarial Analyses” has the meaning set forth in Section 4(z) below.

“Adjustment Notice” has the meaning set forth in Section 2(e)(i) below.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, interest, penalties, fines, costs (including investigation costs), amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses of any nature and regardless of whether the foregoing relates to a third-party claim; provided that Adverse Consequences shall not include liability to any indemnitee for any consequential (including lost profits) damages or costs unless owed to a third party out of a claim in which such indemnitee has rights to indemnification under Section 8.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” has the meaning set forth in the preface above.

“Allocable Portion” of a particular amount means with respect to a Seller, an amount equal to the product of such particular amount multiplied by the percentage set forth opposite such Seller’s name under the heading “Allocable Portion” on Exhibit 2(a) attached hereto.

 “ARC” has the meaning set forth in the preface above.

“ARC Financial Statements” has the meaning set forth in Section 3(b)(vi) below.

“ARC Material Adverse Effect” means the occurrence prior to Closing of any effect, change, event, claim, circumstance, or matter that is, or could reasonably be expected to be or to become, materially adverse to the business, condition, assets, capitalization, intellectual property, liabilities (contingent or otherwise), results of operations or financial performance of ARC and its Subsidiaries, taken as a whole; provided, however, that neither the announcement of the transactions described in this Agreement nor the announcement or consummation of the financing to consummate the transactions described in this Agreement shall constitute or be deemed to constitute an ARC Material Adverse Effect.

“ARC Most Recent Financial Statements” has the meaning set forth in Section 3(b)(vi) below.

“ARC SEC Documents” has the meaning set forth in Section 3(b)(vi)(B) below.

“ARC Share” means a share of the common stock, par value $0.01 per share of ARC.

“ARC Shares Payment” has the meaning set forth in Section 2(b) below.

“ASIC” means American Summit Insurance Company.

“Buyer” has the meaning set forth in the preface above.

“Buyer 401(k) Plan” has the meaning set forth in Section 6(e)(iv) below.

“Buyer Indemnitees” mean the following Persons:  (a) ARC; (b) Buyer; (c) each of ARC’s and Buyer’s current and future Affiliates (including, from and after the Closing, NLASCO and its

Subsidiaries); (d) the respective directors, officers, shareholders, partners, employees, agents and other representatives of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; and (e) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)”, “(c)” and “(d)” above.

“Buyer Shares” means the ARC Shares comprising the ARC Shares Payment.

“Cash Payment” has the meaning set forth in Section 2(b) below.

“Closing” has the meaning set forth in Section 2(g) below.

“Closing Date” has the meaning set forth in Section 2(g) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Forms” has the meaning set forth in Section 4(dd) below.

“Confidential Information” means any information concerning the business and affairs of NLASCO and its Subsidiaries that is not already generally available to the public.

“Confidentiality Agreement” has the meaning set forth in Section 5(g) below.

“Consultation Period” has the meaning set forth in Section 2(e)(iii) below.

“Contract” means any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, covenant not to compete, license, instrument, obligation, promise or other commitment (in each case, whether express or implied), in each case, that is written (or that is material to NLASCO or the Subsidiary bound thereby), including any amendments or supplements thereto, to which NLASCO or any of its Subsidiaries (a) is a party; (b) by which NLASCO, any of its Subsidiaries, or any of their assets is or may become bound or under which NLASCO or its Subsidiaries has, or may become subject to, any obligation; or (c) under which NLASCO or its Subsidiaries has or may acquire any right or interest.

“Disclosure Letter” has the meaning set forth in Section 3(a) below.

“Dispute Notice” has the meaning set forth in Section 2(e)(ii) below.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, Contract, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten), and any trust, escrow or other agreement related thereto.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in Section 2(b) below.

“Escrow Agent” has the meaning set forth in Section 2(b) below.

“Escrow Agreement” has the meaning set forth in Section 2(b) below.

“Estimated Stockholders’ Equity” has the meaning set forth in Section 2(d) below.

“Excess Reserve” has the meaning set forth in Section 2(f)(i) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Governmental Filing” means any filing or submission made to a Governmental Authority to obtain a Governmental Approval.

“Governmental Approval” means any approval, consent, license, permit, waiver, clearance, acquiescence or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to applicable law.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any federal, state, local, or foreign income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indemnified Party” has the meaning set forth in Section 8(d)(i) below.

“Indemnifying Party” has the meaning set forth in Section 8(d)(i) below.

“Insurance Companies” mean NLIC and ASIC.

“Investment Assets” has the meaning set forth in Section 4(f) below.

“IRS” means Internal Revenue Service.

“Joint Use of Personnel Agreement” means the Agreement of Joint Use of Personnel dated December 29, 2000 among NLASCO and certain affiliates named therein.

“Knowledge” means actual knowledge of C. Clifton Robinson, Gordon Robinson, Gregory Vanek, Carl Kirk, Michael Vieregg, Karl Lauritzen, William Stanton and Josephine Polansky, provided that such persons have conducted reasonable investigation.  A reasonable investigation, with respect to Sellers, means Sellers and their advisors shall have conferred with Gregory Vanek, Carl Kirk, Michael Vieregg, Karl Lauritzen, William Stanton and Josephine Polansky regarding the terms of this Agreement and the Disclosure Letters, and shall have obtained a certificate from such persons certifying that each of them has reviewed the representations and warranties contained in this Agreement and that, to their knowledge, the Disclosure Letters contain all material exceptions to such representations and warranties.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in NLASCO’s or any of its Subsidiaries’ business.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which NLASCO or any of its Subsidiaries holds any Leased Real Property.

“Legal Proceeding” has the meaning set forth in Section 4(t) below.

“Licensed Assets” has the meaning set forth in Section 4(p)(i) below.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, claim, security interest, right of first refusal, option, restriction, limitation or other similar interest, other than (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which a reserve in the full amount of the assessed tax plus related sums alleged to be owed has been put in place in the alleged taxpayer’s financial statements, (b) purchase money liens and liens securing rental payments under capital lease arrangements having a value, in the aggregate, of less than $10,000, (c) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of NLASCO and its Subsidiaries, (d) in the case of tangible property other than equity or debt securities or similar interests, Permitted Encumbrances, and (e) with respect to equity or debt securities, restrictions imposed by applicable state or federal securities laws and restrictions imposed by applicable corporate laws, charters and bylaws to the extent that any applicable legal requirements have been complied with.

“Loss Reserve” has the meaning set forth in Section 2(f)(i) below.

“Material Adverse Effect” or “Material Adverse Change” means the occurrence prior to Closing of any effect, change, event, claim, circumstance, or matter that is, or could reasonably be expected to be or to become, materially adverse to (a) the business, condition, assets, capitalization, intellectual property, liabilities (contingent or otherwise), results of operations or financial performance of NLASCO and its Subsidiaries, taken as a whole; provided, however, that without limiting the foregoing, the occurrence prior to Closing of any single event, or any series of related events, or set of related circumstances, that could reasonably be expected to cause a loss or diminution in value of NLASCO or any of its Subsidiaries of at least $5,875,000 shall be deemed to be a Material Adverse Effect, (b) the ability of either Seller to consummate timely the transactions contemplated hereby, or (c) the ability of any of Sellers, NLASCO or its Subsidiaries to perform their respective obligations hereunder; provided, however,  that none of the following, in and of itself, shall be deemed prior to Closing to constitute, and none of the following shall be taken into account in determining whether there has been prior to Closing, a Material Adverse Effect or Material Adverse Change under clause (a) above: (A) any adverse change, event, development or effect arising from or relating to any of the following, in each case, to the extent that such change, event, development or effect does not have a disproportionate effect on NLASCO or any of its Subsidiaries: (1) general business or economic conditions, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in GAAP or regulatory accounting principles including SAP (defined below), (5) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority, or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby (including the public announcement of the transaction contemplated by this Agreement), and (B) any adverse change in or effect on the business of NLASCO and its Subsidiaries that is cured, to the reasonable satisfaction of Buyer, by NLASCO before the earlier of (1) three (3) days prior to the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 9 hereof. Notwithstanding the foregoing, no action listed on the Disclosure Letter to Section 4(i) that is taken, or omitted to be taken, by NLASCO or any Subsidiary shall be deemed, in and of itself, to constitute a Material Adverse Effect or Material Adverse Change hereunder; provided, however, that any effect, change, event, claim, circumstance or matter that results, directly or indirectly, from such action or inaction and that is not expressly listed on the Disclosure Letter to Section 4(i) may constitute a Material Adverse Effect or Material Adverse Change under this definition to the extent such effect, change, event, claim, circumstance or matter otherwise qualifies as a Material Adverse Effect or Material Adverse Change under the foregoing definition.

“Material Contracts” has the meaning set forth in Section 4(q)(i) below.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“NALICO” means NALICO General Agency, Inc.

“NLASCO” has the meaning set forth in the preface above.

“NLASCO 401(k) Plan” has the meaning set forth in Section 5(c)(v) below.

“NLASCO Closing Balance Sheet” has the meaning set forth in Section 2(e)(i) below.

“NLASCO Closing Stockholders’ Equity” has the meaning set forth in Section 2(e)(i) below.

“NLASCO Disclosure Information” has the meaning set forth in Section 5(a) below.

“NLASCO Financial Statements” has the meaning set forth in Section 4(h)(i) below.

“NLASCO Most Recent Financial Statements” has the meaning set forth in Section 4(h)(i) below.

“NLASCO Most Recent Fiscal Month End” has the meaning set forth in Section 4(h)(i) below.

“NLASCONL” means NLASCO National Lloyds, Inc.

“NLASCO Proprietary Asset” shall mean any Proprietary Asset owned by or licensed to NLASCO or any of its Subsidiaries or otherwise used by any of them.

“NLASCO Share” means any share of the common stock, par value $0.01 per share, of NLASCO.

“NLIC” means National Lloyds Insurance Company.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by NLASCO or any of its Subsidiaries and used in the business of NLASCO and its Subsidiaries.

“Parties” has the meaning set forth in the preface above.

“PBGC” has the meaning set forth in Section 4(v)(i)(J).

“Permitted Encumbrances” means with respect to each parcel of Owned Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Owned Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested by appropriate proceedings; (b) mechanics liens and similar liens for labor, materials, or supplies provided with respect to such Owned Real Property incurred in the Ordinary Course of Business for amounts that are (i) not delinquent and are not individually or in the aggregate more than $10,000 or (ii) being contested in good faith by appropriate proceedings; (c) zoning, building codes, and other land use laws regulating the use or occupancy of such Owned Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Owned Real Property; (d) liens set forth in Section 4(o)(i) of the Disclosure Letter; and (e) easements, covenants, conditions, restrictions, and other similar matters affecting title to such Owned Real Property and other title defects that do not or would not materially impair the use or occupancy of such Owned Real Property in the operation of the business of NLASCO and its Subsidiaries taken as a whole.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, estate, any other business entity or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Producer Agreement” has the meaning set forth in Section 4(cc)(i) below.

“Producers” has the meaning set forth in Section 4(cc)(i) below.

“Proprietary Asset” means any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, domain name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secret, computer software, computer program, invention, proprietary product, `proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

“Purchase Price” has the meaning set forth in Section 2(b) below.

“Recoverable Adverse Consequences” has the meaning set forth in Section 8(b)(i)(A) below.

“Reference Date” has the meaning set forth in Section 2(d) below.

“Reference Date Balance Sheet” has the meaning set forth in Section 2(d) below.

“Registration Rights Agreement” means the Registration Rights Agreement among ARC and Sellers substantially in the form attached hereto as Exhibit 7(b)(vii).

“Regulatory Statements” means the annual balance sheet, income statement, statement of capital and surplus, cash flow and other schedules of the identified insurance company in a form consistent with the National Association of Insurance Commissioners’ Annual Convention Blank, prepared in accordance with SAP for the three years ended December 31, 2003, 2004, and 2005, and the quarterly financial statements in a form consistent with the National Association of Insurance Commissioners Quarterly Statement for the quarter ended March 31, 2006 and subsequent periods, as applicable.

“Reinsurance Contracts” has the meaning set forth in Section 4(r)(i) below.

“Required Licenses” has the meaning set forth in Section 4(m)(ii).

“Reserve Accountant” has the meaning set forth in Section 2(f)(iv) below.

“Reserve Accountant’s Report” has the meaning set forth in Section 2(f)(v) below.

“Reserve Adjustment Notice” has the meaning set forth in Section 2(f)(i) below.

“Reserve Consultation Period” has the meaning set forth in Section 2(f)(iii) below.

“Reserve Deficiency” has the meaning set forth in Section 2(f)(i) below.

“Reserve Dispute Notice” has the meaning set forth in Section 2(f)(ii) below.

“Reserve Review Period” has the meaning set forth in Section 2(f)(ii) below.

“Review Period” has the meaning set forth in Section 2(e)(ii) below.

“SAP” means the statutory accounting procedures and practices prescribed or permitted by the State of Texas or other relevant jurisdictions, as the case may be, and employed on a consistent manner throughout the periods involved.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preface above.

“Seller Indemnitees” mean the following Persons: (a) any Seller; (b) any Seller’s current and future Affiliates excluding, from and after the Closing, NLASCO and its Subsidiaries; (c) the respective directors, officers, shareholders, partners, employees, agent and other representatives of the Person referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Person referred to in clauses “(a)”, “(b)” and “(c)” above.

“Sellers” has the meaning set forth in the preface above.

“Sellers’ Release” has the meaning set forth in Section 7(a)(xv).

“Stockholders’ Equity” means, with respect to any corporation, limited liability company, partnership, association, or other entity, the amount by which total assets exceed total liabilities, determined in accordance with GAAP.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency that has not occurred) to vote in the election of directors or similar governing body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); provided that for purposes of this Agreement, NLIC and NALICO shall be deemed to be Subsidiaries of NLASCO.  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Successor Underwriters” has the meaning set forth in Section 7(a)(xix).

“Tail Coverage” has the meaning set forth in Section 6(d) below.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TDI” means the Texas Department of Insurance.

“Third-Party Claim” has the meaning set forth in Section 8(d)(i) below.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Registration Rights Agreement, Sellers’ Release, the Noncompetition Agreement  and each other agreement, document, certificate or instrument referred to herein or therein and delivered hereto or thereto.

“Transferred Employees” has the meaning set forth in Section 6(e)(i) below.

“Trust” has the meaning set forth in the preface above.

“Withdrawn Underwriters” has the meaning set forth in Section 7(a)(xix).

Section 2.               Purchase and Sale of NLASCO Shares.

(a)           Basic Transaction.  On and subject to the terms and conditions of this Agreement, at the Closing Buyer shall purchase, acquire and accept from each respective Seller, and each respective Seller shall, convey, assign, transfer and deliver to Buyer, that number of NLASCO Shares set forth opposite such Seller’s name on Exhibit 2(a) hereto under the caption “NLASCO Shares Sold”, and all of such Seller’s right, title and interest thereto and therein, free and clear of all Liens, for the consideration specified below in this Section 2.

(b)           Purchase Price.  At the Closing, ARC shall cause Buyer to pay to Sellers an aggregate cash payment equal to $105,750,000 (the “Cash Payment”) by wire transfer or other delivery of immediately available funds, and ARC shall issue an aggregate of 1,218,880 ARC Shares (subject to adjustment for any stock split or stock combination of ARC prior to the Closing) registered in the names of C. Clifton Robinson (the “ARC Shares Payment” and together with the

Cash Payment, the “Purchase Price”).  At the Closing, the Parties shall deposit the ARC Shares Payment into an escrow account established with The Bank of New York Trust Company, N.A. (the “Escrow Agent”), which will hold and disburse the ARC Shares Payment in accordance with a mutually acceptable escrow agreement to be entered into at Closing by and among the Parties and the Escrow Agent (the “Escrow Agreement”).  The respective portions of the Cash Payment and the ARC Shares Payment allocable to each Seller is set forth opposite such Seller’s name on Exhibit 2(a) attached hereto under the captions “Cash Payment Allocation” and “ARC Shares Payment Allocation”, respectively.

(c)           Pre-Closing Distribution to Sellers.  Immediately prior to the Closing and subject to any necessary regulatory approvals and third party consents, Sellers shall cause NLASCO to distribute to Sellers (allocated in proportion to their respective holdings of NLASCO Shares) an aggregate amount (and may cause each Subsidiary of NLASCO to pay to NLASCO any necessary component thereof) equal to the excess (if any) of (i) the Estimated Stockholders’ Equity (determined as provided in Section 2(d) below) over (ii) $71,009,382.  Sellers may cause (A) NLASCO to make any such distribution to them in the form of a dividend or a partial redemption and (B) any Subsidiary of NLASCO to make any such distribution to NLASCO in the form of a dividend or a partial redemption.

(d)           Estimated Stockholders’ Equity.  Sellers shall prepare and deliver to Buyer not less than five business days prior to the Closing Date a balance sheet of NLASCO, prepared in accordance with GAAP (the “Reference Date Balance Sheet”), as of the close of business on the last calendar day of the month immediately preceding the month during which the Closing will occur (the “Reference Date”). Sellers also shall deliver to Buyer with the Reference Date Balance Sheet a certificate signed by each Seller setting forth the Stockholders’ Equity of NLASCO as of the Reference Date as reflected on the Reference Date Balance Sheet (the “Estimated Stockholders’ Equity”), certifying  that the Reference Date Balance Sheet has been prepared in good faith in accordance with GAAP and certifying that Sellers in good faith believe that the Estimated Stockholders’ Equity is accurate and properly calculated in accordance with GAAP.

(e)           Stockholders’ Equity Adjustment.

(i)            Closing Financial Statements and Adjustment Notice.  As promptly as practicable, but no later than 90 days after the Closing Date, Buyer shall prepare and deliver, or shall cause to be prepared and delivered, to Sellers (i) a balance sheet of NLASCO, prepared in accordance with GAAP (the “NLASCO Closing Balance Sheet”) as of the Closing Date except that the NLASCO Closing Balance Sheet shall not give effect to the cash distribution contemplated by Section 2(c) and the transactions described in Section 2(a), and (ii) a statement (the “Adjustment Notice”) setting forth the Stockholders’ Equity of NLASCO, as reflected on the NLASCO Closing Balance Sheet (the “NLASCO Closing Stockholders’ Equity”) and the amount by which the NLASCO Closing Stockholders’ Equity is greater than or less than the Estimated Stockholders’ Equity.

(ii)           Review of the Adjustment Notice.  Sellers shall have 30 days from the date on which the NLASCO Closing Balance Sheet and the Adjustment Notice are delivered to review such documents (the “Review Period”).  Sellers and their accountant shall be provided with reasonable access to the related work papers of Buyer in connection with such review.  If Sellers disagree in any respect with any item or amount shown or reflected in the Adjustment Notice, Sellers may, on or prior to the last day of the Review Period, deliver a notice to Buyer setting forth, in reasonable detail, each disputed item or amount and the basis for Sellers’ disagreement therewith, together with reasonably detailed supporting calculations (the “Dispute Notice”).  The Dispute Notice shall set forth Sellers’ good faith position as to the amount of the NLASCO Closing Stockholders’ Equity.  If no Dispute Notice is received by Buyer on or prior to the last day of the Review Period, the NLASCO Closing Balance Sheet and the Adjustment Notice shall be deemed accepted by Sellers.

(iii)          Consultation Period.  During the 30 days immediately following Buyer’s receipt of a Dispute Notice (the “Consultation Period”), Seller and Buyer will use commercially reasonable efforts to resolve any differences that they may have with respect to the matters specified in the Dispute Notice.

(iv)          The Accountant.  After the end of the Consultation Period, Buyer and Sellers shall jointly retain Ernst & Young (or another accounting firm of national reputation mutually agreed upon by Buyer and Sellers) to resolve such of the issues set forth in the Dispute Notice as shall not have been resolved by mutual written agreement of Buyer and Sellers prior to such date.  If for any reason Ernst & Young (or such other mutually agreed upon firm) shall not be available to resolve such issues consistent with this Section 2(e), Buyer and Sellers shall promptly retain the services of a national or regional independent accounting firm with experience in preparing GAAP financial statements for holding companies with Texas domestic property/casualty insurance companies, which does not at the time of retention provide, and has not in the prior year provided, services to Buyer or Sellers (or to their Affiliates).  If Buyer and Sellers cannot agree on the independent accounting firm to be retained within 30 days, Buyer and Sellers shall each submit the name of one accounting firm that satisfies the qualifications set forth in this Section 2(e)(iv), and the independent accounting firm shall be selected by lot from those two firms.  The independent accounting firm retained by Buyer and Sellers pursuant to this Section 2(e)(iv) (the “Accountant”) shall conduct such review of the NLASCO Closing Balance Sheet, the Adjustment Notice and the Dispute Notice, any supporting documentation and any related work papers as the Accountant in its sole discretion deems necessary to resolve the issues raised in the Dispute Notice, and the Accountant shall conduct such hearings or hear or review such oral or written presentations by the parties as the Accountant in its sole discretion deems necessary to resolve such issues.

(v)           The Accountant’s Report.  The Accountant shall, as promptly as practicable and in no event later than 30 days following the date of its retention, deliver to Sellers and Buyer a written report (the “Accountant’s Report”), in which the Accountant shall, after considering all matters set forth in the appropriate Dispute Notice (other than those resolved by mutual written agreement of Buyer and Sellers), determine the amount of the NLASCO Closing Stockholders’ Equity.  The Accountant’s Report shall set forth, in reasonable detail, the Accountant’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Adjustment Notice and the amount of the NLASCO Closing Stockholders’ Equity, together with supporting calculations.  Notwithstanding the foregoing, (a) if the NLASCO Closing Stockholders’ Equity identified by Buyer in the Adjustment Notice is higher than the NLASCO Closing Stockholders’ Equity identified by Sellers in the Dispute Notice, then the Accountant shall not, and shall have no authority to, determine that the NLASCO Closing Stockholders’ Equity  is greater than the NLASCO Closing Stockholders’ Equity identified by Buyer in the Adjustment Notice, or less than the NLASCO Closing Stockholders’ Equity identified by

Sellers in the Dispute Notice (in each case as adjusted by any issues resolved by mutual agreement of Buyer and Sellers after delivery of the Dispute Notice and prior to engagement of the Accountant) and (b) if the NLASCO Closing Stockholders’ Equity identified by Buyer in the Adjustment Notice is less than the NLASCO Closing Stockholders’ Equity identified by Sellers in the Dispute Notice, then the Accountant shall not, and shall have no authority to, determine that the NLASCO Closing Stockholders’ Equity is greater than the NLASCO Closing Stockholders’ Equity identified by Sellers in the Dispute Notice, or less than the NLASCO Closing Stockholders’ Equity identified by Buyer in the Adjustment Notice (in each case as adjusted by any issues resolved by mutual agreement of Buyer and Sellers after delivery of the Dispute Notice and prior to engagement of the Accountant).  Sellers shall jointly and severally pay one-half, and Buyer shall pay one-half, of the fees and expenses of the Accountant incurred in connection with the matters referred to in this Section 2(e)(v).  The Accountant’s Report shall be final and binding upon Buyer and Sellers, and shall be deemed a final arbitration award that is enforceable pursuant to the terms of the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.

(vi)          Final Adjustment and Payment of Purchase Price Adjustment.  Within ten business days following the first to occur of (i) the end of the Review Period (if a timely Dispute Notice is not delivered), or (ii) the resolution of all matters set forth in the Dispute Notice (if a timely Dispute Notice is delivered) by agreement of the parties, or (iii) the issuance of the Accountant’s Report (if a timely Dispute Notice is delivered and the Parties do not resolve all matters by agreement prior to issuance of the Accountant’s Report), as the case may be, Buyer shall pay to Sellers (allocated between Sellers in accordance with their respective Allocable Portions thereof) an amount equal to the excess of the NLASCO Closing Stockholders’ Equity (as finally determined) over the Estimated Stockholders’ Equity or Sellers shall jointly and severally pay to Buyer an amount equal to the excess of the Estimated Stockholders’ Equity over the NLASCO Closing Stockholders’ Equity (as finally determined), in either case plus interest at an annual rate of 8% on the amount of such payment from and including the Closing Date to, but excluding, the date of such payment.

(f)            Post-Closing Reserve Adjustment.

(i)            Reserve Adjustment Notice.  Within 60 days following the date that is the 36-month anniversary of the Closing Date, Buyer shall prepare and deliver, or shall cause to be prepared and delivered, to Sellers, a calculation (the “Reserve Adjustment Notice”) setting forth (A) the reserves for losses of the Insurance Companies as reflected on the NLASCO Closing Balance Sheet as of the Closing Date for both reported claims and for incurred but not reported claims in each case on a net basis after giving effect to any reinsurance payments actually recoverable (the “Loss Reserve”), and (B) the actual losses incurred by the Insurance Companies (including actuarial estimates by an actuary selected by Buyer for any claims not yet finally resolved) for claims arising out of events or circumstances that occurred or existed on or prior to the Closing Date (“Actual Losses”), and stating the amount by which Actual Losses exceed the Loss Reserve (a “Reserve Deficiency”) or the amount by which the Loss Reserve exceeds the Actual Losses (an “Excess Reserve”), as applicable.

(ii)           Review of the Reserve Adjustment Notice.  Sellers shall have 45 days from the date on which the Reserve Adjustment Notice is delivered to review the Reserve Adjustment Notice (the “Reserve Review Period”).  Sellers and their accountant and actuary shall be provided with reasonable access to the related work papers of Buyer in connection with such review.  If Sellers disagree in any respect with any item or amount shown or reflected in the Reserve Adjustment Notice, Sellers may, on or prior to the last day of the Reserve Review Period, deliver a notice to Buyer setting forth, in reasonable detail, each disputed item or amount and the basis for Sellers’ disagreement therewith, together with reasonably detailed supporting calculations (the “Reserve Dispute Notice”).  The Reserve Dispute Notice shall set forth Sellers’ good faith position as to the amount of the Reserve Deficiency or the Excess Reserve (as applicable).  If no Reserve Dispute Notice is received by Buyer on or prior to the last day of the Reserve Review Period, the Reserve Adjustment Notice shall be deemed accepted by Sellers.

(iii)          Reserve Consultation Period.  During the 30 days immediately following Buyer’s receipt of a Reserve Dispute Notice (the “Reserve Consultation Period”), Seller and Buyer will use commercially reasonable efforts to resolve any differences that they may have with respect to the matters specified in the Reserve Dispute Notice.

(iv)          The Reserve Accountant.  After the end of the Reserve Consultation Period, Buyer and Sellers shall jointly retain Ernst & Young (or another accounting or actuarial firm of national reputation mutually agreed upon by Buyer and Sellers) to resolve such of the issues set forth in the Reserve Dispute Notice as shall not have been resolved by mutual written agreement of Buyer and Sellers prior to such date.  If for any reason Ernst & Young (or such other mutually agreed upon firm) shall not be available to resolve such issues consistent with this Section 2(f), Buyer and Sellers shall promptly retain the services of a national or regional independent accounting or actuarial firm with experience in estimating and calculating reserves and losses for Texas domestic property/casualty insurance companies, which does not at the time of retention provide, and has not in the prior year provided, services to Buyer or Sellers (or to their Affiliates).  If Buyer and Sellers cannot agree on the independent accounting or actuarial firm to be retained within 30 days, Buyer and Sellers shall each submit the name of one accounting or actuarial firm that satisfies the qualifications set forth in this Section 2(f)(iv), and the independent accounting or actuarial firm shall be selected by lot from those two firms.  The independent accounting or actuarial firm retained by Buyer and Sellers pursuant to this Section 2(f)(iv) (the “Reserve Accountant”) shall conduct such review of the Reserve Adjustment Notice and the Reserve Dispute Notice, any supporting documentation and any related work papers as the Reserve Accountant in its sole discretion deems necessary to resolve the issues raised in the Reserve Dispute Notice, and the Reserve Accountant shall conduct such hearings or hear or review such oral or written presentations by the parties as the Reserve Accountant in its sole discretion deems necessary to resolve such issues.

(v)           The Reserve Accountant’s Report.  The Reserve Accountant shall, as promptly as practicable and in no event later than 30 days following the date of its retention, deliver to Sellers and Buyer a written report (the “Reserve Accountant’s Report”), in which the Reserve Accountant shall, after considering all matters set forth in the appropriate Reserve Dispute Notice (other than those so resolved by mutual written agreement of Buyer and Sellers), determine the amount of the Actual Losses and the corresponding Reserve Deficiency or the Excess Reserve (as applicable).  The Reserve Accountant’s Report shall set forth, in reasonable detail, the Reserve Accountant’s determination with respect to each of the disputed items or amounts specified in the Reserve Dispute Notice, together with supporting calculations.  The Reserve Accountant shall not, and shall have no authority to, determine that the amount of the Actual Losses is greater than the amount of the Actual Losses set forth on the Reserve Adjustment Notice or less than the amount of the Actual Losses set forth in the Reserve Dispute Notice.  Sellers shall jointly and severally pay one-half, and Buyer shall pay one-half, of the fees and expenses of the Reserve Accountant incurred in connection with the matters referred to in this Section 2(f)(v).  The Reserve Accountant’s Report shall be final and binding upon Buyer and Sellers, and shall be deemed a final arbitration award that is enforceable pursuant to the terms of the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.

(vi)          Final Adjustment and Payment of Reserve Adjustment.  Within ten business days following the first to occur of (i) the end of the Reserve Review Period (if a timely Reserve Dispute Notice is not delivered), or (ii) the resolution of all matters set forth in the Reserve Dispute Notice (if a timely Reserve Dispute Notice is delivered) by agreement of the parties, or (iii) the issuance of the Reserve Accountant’s Report (if a timely Reserve Dispute Notice is delivered and the Parties do not resolve all matters by agreement prior to issuance of the Reserve Accountant’s Report), Buyer shall pay to Sellers (allocated between Sellers in accordance with their respective Allocable Portions thereof) an amount equal to the Excess Reserve (as finally determined) or Sellers shall jointly and severally pay to Buyer an amount equal to the Reserve Deficiency (as finally determined), in either case without duplication of any indemnification payments actually received by the Buyer Indemnified Parties pursuant to Section 8(b) hereof and less (A) the product of such Excess Reserve or Reserve Deficiency times 35% plus (B) interest at an annual rate of 8% on the amount of such payment from and including the date that is the 18 month anniversary of the Closing Date to, but excluding, the date of such payment.

(g)           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Haynes and Boone, LLP, 901 Main Street, Suite 3100, Dallas, Texas, commencing at 10:00 a.m. local time on the last business day of the calendar month in which all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) are satisfied or waived by the appropriate party, or such other appropriate date as the Parties may mutually determine, in any case after Buyer has advised Sellers in writing that Buyer is prepared to consummate the transaction described in Section 2(a) hereof (the “Closing Date”).   The Closing shall be deemed to be effective as of 11:59 PM on the Closing Date.

(h)           Deliveries at Closing.  At the Closing, (i) Sellers shall deliver to Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) each Seller will deliver to Buyer stock certificates representing that number of NLASCO Shares set forth opposite such Seller’s name on Exhibit 2(a) hereto under the caption “NLASCO Shares Sold”, and all of such Seller’s right, title and interest thereto and therein, free and clear of all Liens, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver to Sellers the Purchase Price specified in Section 2(b) above, with each component thereof being allocated among Sellers as provided on Exhibit 2(a) attached hereto.

Section 3.               Representations and Warranties Concerning Transaction.

(a)           Sellers’ Representations and Warranties.  Each Seller represents and warrants to Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to himself or itself, except as set forth in Section 3(a) of the Disclosure Letter initialed and delivered by the Parties on the date hereof (the “Disclosure Letter”).  A disclosure made by Sellers in any particular section of this Agreement or any section of the Disclosure Letter that is set forth in sufficient detail such that a reasonable person otherwise would recognize that the exceptions or qualifications apply to the substance of a specific representation or warranty shall be deemed, for purposes of this Agreement, to have been made with respect to such other section of this Agreement or such other section of the Disclosure Letter.

(i)            Organization of Certain Sellers.  C. C. Robinson Property Company, Ltd. is a duly organized and validly existing limited partnership under the laws of Texas.  CCR Investors, Inc., a Delaware corporation, has a 1% partnership interest as a general partner, and a 98% partnership interest as a limited partner in C.C. Robinson Property Company, Ltd.  C. Clifton Robinson has a 1% partnership interest as a general partner in C.C. Robinson Property Company, Ltd.  The C. Clifton Robinson Intervivos Irrevocable Trust owns 100% of CCR Investors, Inc.  The Trust was duly and validly executed under that certain Robinson Charitable Remainder Unitrust Trust Agreement dated October 5, 2006, by and between Charles Clifton Robinson, as settlor, and Charles Clifton Robinson, as trustee.  Charles Clifton Robinson serves as trustee of the Trust.

(ii)           Authorization of Transaction.  Sellers have full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and the other Transaction Documents and to perform his, her, or its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Sellers, enforceable in accordance with its terms and conditions.  Sellers need not make any Governmental Filing or obtain any Governmental Approval in order to consummate the transactions contemplated by this Agreement, other than the pre-closing Governmental Filing with the TDI in respect of the transfer of control of NALICO, the Governmental Approvals required under the Hart-Scott-Rodino Act, the Texas Insurance Holding Company System Act and the post-Closing Governmental Filing with the Company Licensing Section of the TDI in respect of the substitution of underwriters and officers of NLIC and of officer and directors of NLASCONL and ASIC directed by ARC or Buyer.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Sellers.

(iii)          Non-contravention.

(A)          Neither the execution and delivery by Sellers of this Agreement or the other Transaction Documents to which any of Sellers is a party, nor the consummation of the transactions contemplated hereby (assuming Buyer makes or obtains, as applicable, all Governmental Filings and Governmental Approvals identified in Section 3(b)(ii) of this Agreement), will (w) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which any Seller is subject or, if any Seller is an entity, any provision of its charter, bylaws, or other governing documents, (x) as of the date of this Agreement, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, Contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which he, she, or it is bound or to which any of his, her, or its assets is subject except as set forth in Section 3(a)(iii)(A)(x) of the Disclosure Letter, (y) as of the Closing, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement,

Contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which he, she, or it is bound or to which any of his, her, or its assets is subject, or (z) result in the imposition or creation of a Lien upon or with respect to NLASCO Shares.

(B)           Neither Sellers nor any of their respective Affiliates needs to obtain any Governmental Approvals in order for the Parties to consummate the transactions contemplated by this Agreement, except as provided in Section 3(a)(iii)(B) of the Disclosure Letter.

(C)           Section 3(a)(iii)(C) of the Disclosure Letter contains a complete list of all consents, notices, approvals, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Authorities) required to be obtained by or on the part of Sellers or otherwise necessary for the consummation of the transactions contemplated hereby.

(D)          Notwithstanding the foregoing, Sellers shall cooperate with Buyer upon request to obtain the post-Closing Governmental Approval from the Company Licensing Section of the Texas Department of Insurance.

(iv)          Brokers’ Fees.  Sellers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v)           NLASCO Shares.  Each Seller holds of record and owns beneficially that number of NLASCO Shares set forth opposite such Seller’s name on Exhibit 2(a) attached hereto.  As of the date of this Agreement, each Seller holds such NLASCO Shares free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands, except as set forth in Section 3(a)(v) of the Disclosure Letter, and as of the Closing, each Seller will hold such NLASCO Shares free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands.  The NLASCO Shares set forth on Exhibit 2(a) constitute all of the capital stock of NLASCO.  There are no options, warrants, purchase rights, or other Contracts or commitments (other than this Agreement) that could require Sellers to sell, transfer, or otherwise dispose of any capital stock of NLASCO or any interest therein.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of NLASCO.

(vi)          Restricted Securities.  C. Clifton Robinson understands that the ARC Shares comprising the ARC Shares Payment (the “Buyer Shares”) will be issued without registration under the Securities Act and without qualification and/or registration under applicable state securities laws pursuant to exemptions from registration and/or qualification contained in the Securities Act and applicable state securities laws. C. Clifton Robinson understands that the foregoing exemptions depend upon, among other things, the bona fide nature of his investment intent as expressed herein. Neither the Buyer Shares nor any interest in the Buyer Shares will be sold, transferred, or otherwise disposed of by C. Clifton Robinson without registration and/or qualification under the Securities Act and applicable state securities laws, unless the sale or other disposition is made in compliance with exemptions from such registration and qualification requirements with respect to such resale or disposition and, upon the request of Buyer, C. Clifton Robinson, prior to consummation of any such resale or disposition, provides Buyer an opinion of counsel satisfactory to Buyer to the effect that the contemplated transfer may be made without violating the Securities Act or applicable state securities laws.

(vii)         Investment Intent.  C. Clifton Robinson is acquiring the Buyer Shares for investment purposes only, for his own account and not with a view to or for sale in connection with any distribution of the Buyer Shares to others within the meaning of the Securities Act.

(viii)        Accredited Investor Status.  C. Clifton Robinson is an Accredited Investor.  Mr. Robinson shall provide Buyer with such documentation as Buyer or Buyer’s counsel shall reasonably request to document his status as an Accredited Investor.

(ix)           Legends.  C. Clifton Robinson acknowledges that the certificates representing any of the Buyer Shares will contain legends which prohibit an offer to transfer or a transfer of all or any portion of the Buyer Shares unless the Buyer Shares are registered under the Securities Act or unless an exemption from registration is available with respect to such resale or disposition.  Buyer need not register a transfer, and may instruct its transfer agent not to effect a transfer, of any of the Buyer Shares unless the conditions set forth in Section 3(a)(vi) above are satisfied.

(b)           ARC’s and Buyer’s Representations and Warranties.  ARC and Buyer jointly and severally represent and warrant to each Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Section 3(b) of the Disclosure Letter.  A disclosure made by ARC or Buyer in any particular section of this Agreement or any section of the Disclosure Letter that is set forth in sufficient detail such that a reasonable person otherwise would recognize that the exceptions or qualifications apply to the substance of a specific representation or warranty shall be deemed, for purposes of this Agreement, to have been made with respect to such other section of this Agreement or such other section of the Disclosure Letter.

(i)            Organization of Buyer.  ARC is a corporation duly incorporated, validly existing, and in good standing under the laws of Maryland.  Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of Delaware.

(ii)           Authorization of Transaction.  ARC and Buyer have full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and the other Transaction Documents to which each of them is a party and to perform each of its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of ARC and Buyer, enforceable in accordance with its terms and conditions.  None of ARC, Buyer or any of their respective Subsidiaries need to make any Governmental Filing or obtain any Governmental Approvals in order to consummate the transactions contemplated by this Agreement, other than the pre-Closing Governmental Filing with the TDI in respect of the transfer of control of NALICO, the Governmental Approvals required under the Hart-Scott-Rodino Act, the Securities Act, the Exchange Act, the New York Stock Exchange, the Texas Insurance Holding Company System Act and the appropriate post-Closing Governmental Filing with the Company Licensing Section of the Texas Department of Insurance in respect of the substitution of underwriters and officers of NLIC and of officers and directors of NLASCONL and ASIC directed by ARC or Buyer.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by ARC and Buyer.

(iii)          Non-contravention.

(A)          Neither the execution and delivery of this Agreement by ARC or Buyer, nor the consummation by ARC or Buyer of the transactions contemplated hereby (assuming ARC or Buyer makes or obtains, as applicable, all Governmental Filings or Governmental Approvals identified in this Section 3(b)(ii) of this Agreement, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which ARC, Buyer or any of their respective Subsidiaries are subject or any provision of the charter or bylaws or other governing instruments of ARC, Buyer and any of their respective Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, Contract, lease, license, instrument, or other arrangement to which ARC, Buyer or any of their respective Subsidiaries is a party or by which any of them is bound or to which any of their respective assets is subject (or result in the imposition of any Lien upon any of their respective assets).

(B)           None of ARC, Buyer or any of their respective Subsidiaries needs to make or obtain, as applicable, any Governmental Filings or Governmental Approvals in order for ARC, Buyer or any of their respective Subsidiaries to consummate the transactions contemplated by this Agreement, except as provided in Section 3(b)(iii) of the Disclosure Letter.  Section 3(b)(iii) of the Disclosure Letter contains a complete list of all consents, notices, approvals, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Authorities) required to be obtained by or on the part of ARC, Buyer or any of their respective Subsidiaries or otherwise necessary for the consummation of the transactions contemplated hereby.

(iv)          Brokers’ Fees.  Neither ARC nor Buyer has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v)           Investment.  Buyer (i) is acquiring the NLASCO Shares for its own account for investment purposes, and not with a view to the distribution thereof, and will not sell or otherwise dispose of the NLASCO Shares except in compliance with the Securities Act and the rules and regulations of the SEC thereunder, (ii) has received certain information concerning NLASCO and its Subsidiaries and has had the opportunity to obtain additional information upon request in order to evaluate the merits and risks inherent in holding the NLASCO Shares, (iii) is able to bear the economic risk and lack of liquidity inherent in holding the NLASCO Shares, (iv) has had the opportunity to ask questions of representatives of NLASCO (and has received responses thereto to its satisfaction) and to obtain information about the business and financial condition of NLASCO and its Subsidiaries as it has reasonably requested, and (v) is an Accredited Investor and has such knowledge and experience in financial and business matters that Buyer is capable of evaluating and has evaluated the merits and risks of an investment in the NLASCO Shares.

(vi)          Financial Statements; SEC Filings.

(A)          Each of (i) and (ii) below (including the notes thereto) (collectively, the “ARC Financial Statements”) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of ARC and its Subsidiaries as of such dates and the results of operations of ARC and its Subsidiaries for such periods; provided, however, that the ARC Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items, none of which is material: (i) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2003, December 31, 2004, and December 31, 2005 for ARC and its Subsidiaries; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the six months ended June 30, 2006 for ARC and its Subsidiaries (the “ARC Most Recent Financial Statements”).

(B)           ARC has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it and its Subsidiaries since January 1, 2002 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing prior to the date hereof (collectively, the “ARC SEC Documents”).  As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, the ARC SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Securities Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.  Each of the consolidated financial statements included in the ARC SEC Documents has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, as applicable, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of ARC  and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and for the absence of footnotes).

(vii)         Disclaimer of Other Representations and Warranties.  Except as expressly set forth in this Section 3(b), neither ARC nor Buyer makes any representation or warranty, express or implied, at law or in equity, in respect of ARC, Buyer, their respective Subsidiaries, or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed; provided, however, that the foregoing shall not limit the rights of Sellers after the Closing as holders of the ARC Shares.

(viii)        SEC Disclosure.  The information and financial data that is included in the public disclosure used by ARC in connection with ARC’s funding efforts pursuant to this Agreement (excluding the NLASCO Disclosure Information) will not contain, as of the time such information is filed with the SEC, any information that is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make such information contained therein, in the light of the circumstances under which such information was or will be made or provided, not false or misleading.

Section 4.               Sellers’ Representations and Warranties Concerning NLASCO and Its Subsidiaries.  Each Seller represents and warrants to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Letter. A disclosure made by NLASCO or any of its Subsidiaries in any particular section of this Agreement or any section of the Disclosure Letter that is set forth in sufficient detail such that a reasonable person otherwise would recognize that the exceptions or qualifications apply to the substance of a specific representation or warranty shall be deemed, for purposes of this Agreement, to have been made with respect to such other section of this Agreement or such other section of the Disclosure Letter.

(a)           Organization, Qualification, and Corporate Power.

(i)            Each of NLASCO and its Subsidiaries (other than NLIC) is a corporation or limited partnership duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization.  NLIC is an insurance company on the Lloyds plan duly organized, validly existing and in good standing under the Texas Insurance Code.

(ii)           Each of NLASCO and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.

(iii)          Each of NLASCO and its Subsidiaries has full corporate or partnership power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

(iv)          Section 4(a) of the Disclosure Letter lists the directors and officers of NLASCO and each of its Subsidiaries.

(b)           Capitalization.  The entire authorized capital stock of NLASCO consists of 3,000 NLASCO Shares, of which 75 NLASCO Shares are issued and outstanding and 25 NLASCO Shares are held in treasury.  All of the issued and outstanding NLASCO Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record and beneficially by the respective Sellers as set forth in Section 4(b) of the Disclosure Letter.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require NLASCO to issue, sell, or otherwise cause to become outstanding any of its capital stock.  None of Sellers, NLASCO or any of their respective Affiliates has granted any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require NLASCO to issue, sell, or otherwise cause to become outstanding any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to NLASCO.

(c)           Non-contravention.

(i)            Neither the execution and delivery of this Agreement by NLASCO or the other Transaction Documents to which NLASCO or any of the Subsidiaries is a party, nor the consummation of the transactions contemplated hereby (assuming Buyer makes or obtains, as applicable, all Governmental Approvals or Governmental Approvals identified in Section 3(b)(ii) of this Agreement, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which NLASCO or any of its Subsidiaries are subject or any provision of the charter, bylaws or other governing instruments of NLASCO and any of its Subsidiaries, (B) as of the date of this Agreement, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, Contract, lease, license, instrument, or other arrangement to which NLASCO or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets) except as set forth in Section 4(c)(i)(B) of the Disclosure Letter or (C) as of the Closing, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, Contract, lease, license, instrument, or other arrangement to which NLASCO or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).

(ii)           Except as set forth in Section 4(c)(ii) of the Disclosure Letter, neither NLASCO nor any of its Subsidiaries needs to make or obtain, as applicable, any Governmental Filings or Governmental Approvals in order for the Parties to consummate the transactions contemplated by this Agreement, other than the appropriate post-Closing Governmental Approvals from the Company Licensing Section of the TDI in respect of the substitution of underwriters and officers of NLIC and of officers and directors of NLASCONL and ASIC directed by ARC or Buyer.

(iii)          Section 4(c)(ii) of the Disclosure Letter contains a complete list of all Governmental Filings or Governmental Approvals required to be made or obtained by or on the part of Sellers, NLASCO and its Subsidiaries or otherwise necessary for the consummation of the transactions contemplated hereby.

(d)           Brokers’ Fees.  Neither NLASCO nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement other than fees payable to Banc of America Securities LLC pursuant to that certain Letter Agreement dated January 18, 2006, by and between Banc of America Securities, LLC and NLASCO, Inc..

(e)           Title to Tangible Assets.  As of the date of this Agreement, NLASCO and its Subsidiaries have good title to, or a valid leasehold interest in, the material tangible assets necessary to permit NLASCO or its Subsidiaries to conduct their respective businesses as currently conducted except as set forth in Section 4(e)(i) of the Disclosure Letter.  As of the Closing, NLASCO and its Subsidiaries will have good title to, or a valid leasehold interest in, the material tangible assets necessary to permit NLASCO or its Subsidiaries to conduct their respective businesses as currently conducted except as set forth in Section 4(e)(ii).

(f)            Investments.

(i)            Section 4(f)(i) of the Disclosure Letter contains a list, which list is correct and complete in all material respects, of all investment assets (whether or not required by GAAP or SAP, to be reflected on a balance sheet) beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act), by NLASCO or any of its Subsidiaries, including, without limitation, bonds, notes, debentures, mortgage loans, real estate, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes (the “Investment Assets”) as of August 31, 2006.

(ii)           Except for Investment Assets sold in the Ordinary Course of Business, as contemplated by this Agreement or as set forth in Section 4(f)(ii) of the Disclosure Letter, NLASCO or one of its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets, free and clear of all Liens (other than Liens imposed by securities laws).

(iii)          NLASCO’s and its Subsidiaries’ acquisition of such Investment Assets complied in all materials respects with NLASCO’s investment guidelines (true and correct copies of which have been delivered to Buyer) except for variances from NLASCO’s investment guidelines that were properly authorized by NLASCO or its Subsidiaries and comply with applicable laws.

(iv)          None of the Investment Assets is in default in the payment of principal or interest or dividends or, to the Knowledge of Sellers and NLASCO, permanently impaired to any extent.

(g)           Subsidiaries.  Section 4(g)(x) of the Disclosure Letter sets forth for each Subsidiary of NLASCO, as applicable, (i) its name and jurisdiction of incorporation or organization, (ii) the number of authorized shares for each class of its capital stock, (iii) the nature and percentage of any partnership interest held by each partner, (iv) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (v) the number of shares of its capital stock held in treasury.  All of the issued and outstanding shares of capital stock of each corporate Subsidiary of NLASCO have been duly authorized and are validly issued, fully paid, and non-assessable.  NLASCO holds of record or owns beneficially, directly or indirectly, all of the outstanding shares of each Subsidiary other than NLIC and NALICO.  Section 4(g)(y) of the Disclosure Letter sets forth all of the underwriters along with the number of guaranty fund shares owned by each underwriter.  NLIC owns of record and beneficially all of the outstanding shares of NALICO.  The attorney-in-fact of NLIC is NLASCONL.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require any Subsidiary of NLASCO to issue, sell or otherwise cause to become outstanding any of its capital stock.  None of NLASCO or any of its Subsidiaries or their respective Affiliates has granted any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require any of NLASCO’s Subsidiaries to issue, sell or otherwise cause to be outstanding any of its capital stock or other equity interests.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any of NLASCO’s Subsidiaries.   Neither NLASCO nor any of its Subsidiaries owns

or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(h)           Financial Statements; Regulatory Statements.

(i)            Set forth in Section 4(h)(i) of the Disclosure Letter are the following financial statements (collectively the “NLASCO Financial Statements”): (i) the unaudited consolidated balance sheet, statement of income, changes in stockholders’ equity, and cash flow of NLASCO and its Subsidiaries for the year ended December 31, 2003, the audited consolidated balance sheet of NLASCO and its Subsidiaries as of December 31, 2004, the unaudited statement of income, changes in stockholders’ equity and cash flow for the year ended December 31, 2004, and the audited consolidated balance sheet, statement of income, changes in stockholders’ equity, and cash flow of NLASCO and its Subsidiaries for the year ended December 31, 2005; and (ii) the unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “NLASCO Most Recent Financial Statements”) as of and for the six-month period ending June 30, 2006 (the “NLASCO Most Recent Fiscal Month End”) for NLASCO and its Subsidiaries.  The NLASCO Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of NLASCO and its Subsidiaries as of such dates and the results of operations of NLASCO and its Subsidiaries for such periods; provided, however, that the NLASCO Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items which will not be, individually or in the aggregate, material.

(ii)           Sellers have heretofore delivered to Buyer complete and correct copies of Regulatory Statements of the Insurance Companies as filed with the Insurance Commissioner of the State of Texas together with exhibits and schedules thereto.  The Insurance Companies have made required statutory financial statements in each jurisdiction set forth in Section 4(h)(ii) of the Disclosure Letter.  Sellers have furnished, and will furnish to Buyer, as soon as practicable after their preparation, complete and correct copies of each Regulatory Statement of Insurance Companies as filed with the Insurance Commissioner of the State of Texas for periods subsequent to June 30, 2006 and all exhibits and schedules thereto.  The Regulatory Statements of Insurance Companies have been and will be prepared in accordance with SAP consistently applied throughout the periods involved.  The Regulatory Statements of Insurance Companies fairly and accurately present the financial position, assets, liabilities, capital and surplus, results of operation and cash flows of the respective Insurance Companies, as of the dates thereof in accordance with SAP.

(iii)          Section 4(h)(iii) of the Disclosure Letter lists, and NLASCO has delivered to Buyer accurate and complete copies of all documentation creating or governing, any securitization transaction and “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC) effected or maintained in effect by NLASCO or any of its Subsidiaries.

(iv)          Except as set forth in Section 4(h)(iv) of the Disclosure Letter, each of NLASCO and its Subsidiaries (A) maintains books and records reflecting their respective assets and liabilities that are accurate and complete in all material respects and (B) maintains adequate internal accounting controls reasonably designed and maintained to ensure that:  (I) transactions are effected pursuant to appropriate authorization; (II) transactions are recorded as necessary to permit preparation of the consolidated financial statements of NLASCO and its consolidated Subsidiaries in accordance with GAAP; (III) the reporting of the assets of NLASCO and its consolidated Subsidiaries is compared with existing assets at regular intervals; and (IV) accounts, notes and other receivables are recorded accurately.

(i)            No Material Adverse Changes.  Except as set forth in Section 4(i)(x) of the Disclosure Letter, since December 31, 2005, there has not been any Material Adverse Change and no event has occurred or circumstance exists that could reasonably be expected to result in a Material Adverse Change.  Without limiting the generality of the foregoing and except as set forth in Section 4(i)(y) of the Disclosure Letter, since that date neither NLASCO nor any of its Subsidiaries has engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business.

(j)            Undisclosed Liabilities.  Neither NLASCO nor any of its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due, including any liability for Taxes), except (i) liabilities set forth on the balance sheet included in the NLASCO Most Recent Financial Statements (including footnotes thereto), (ii) any liabilities that have arisen after the NLASCO Most Recent Fiscal Month End in the Ordinary Course of Business and (iii) liabilities set forth in Section 4(j) of the Disclosure Letter.

(k)           Reserves.  All reserves carried on the Regulatory Statements (i) were determined in all material respects in accordance with generally accepted actuarial standards and principles (except as set forth therein), consistently applied, and reported in accordance with SAP, (ii) comply in all material respects with the requirements of applicable laws, and (iii) were made with the good faith intention and belief that they made reasonable provision individually and in the aggregate to cover the respective liabilities under outstanding policies and Contracts of insurance of the Insurance Companies as of the dates of such Regulatory Statements (it being understood that no representation or warranty is made in this Agreement to the effect that such reserves were or will be in fact adequate to cover the actual amount of such liabilities that are eventually paid after the date hereof).

(l)            Ratings.  (i) A.M. Best has assigned NLIC and ASIC financial strength ratings of A and B++, respectively, and Sellers have not been advised that A.M. Best is considering any downgrade of either such rating, (ii) A.M. Best has not announced or indicated to NLASCO or its Subsidiaries that it has under surveillance or review the financial strength of NLIC or ASIC or that it intends to provide an issuer credit rating or a debt rating for either of the Insurance Companies; and (iii) except as set forth in Section 4(l)(iii) of the Disclosure Letter, A.M. Best has not communicated to NLASCO or its Subsidiaries that any rating specified in (i) above is likely to be modified, qualified, lowered or placed under such surveillance or review for any reason, including as a result of the transactions contemplated hereby.

(m)          Legal Compliance; Permits and Licenses; No Fines or Censures.

(i)            Except as set forth in Section 4(m)(i) of the Disclosure Letter, each of NLASCO and its Subsidiaries have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of Governmental Authorities, including, without limitation, applicable federal and state privacy laws and the privacy regulations of the Texas Department of Insurance.  Since December 31, 2005, none of Sellers, NLASCO or its Subsidiaries has received any notice or other communication (whether oral or written) regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable law or regulation, or (B) any actual, alleged, possible, or potential obligation on the part of any of such parties to undertake, or to bear all or any portion of the cost of, any remedial action of any nature instituted by any Governmental Authority.

(ii)           Except as otherwise expressly addressed in Section 4(m)(ii) of the Disclosure Letter, NLASCO and its Subsidiaries, at all times since January 1, 2001, have possessed, and been in compliance in all respects with, all necessary licenses, permits, consents, approvals, orders, certificates, authorizations, declarations and filings required by all Governmental Authorities for the conduct of their respective businesses and operations as now conducted (collectively, the “Required Licenses”).  All applications required to have been filed for the renewal of the Required Licenses listed or required to be listed in Section 4(m)(iii)(x) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to the Required Licenses have been duly made on a timely basis with the appropriate Governmental Authorities.

(iii)          Section 4(m)(iii)(x) of the Disclosure Letter sets forth a list of all Required Licenses.  Since January 1, 2001, neither NLASCO nor any of its Subsidiaries has received written notice of any proceedings relating to the revocation or modification of any Required Licenses.  To the Knowledge of Sellers, except for the “relicensing” requirements in the states identified on Section 4(m)(iii)(y) of the Disclosure Letter and any “pre- or post-acquisition filing or notice” requirements in other states that may be triggered by the change in control of NLASCO and its Subsidiaries, none of the Required Licenses will be subject to suspension, modification, revocation or non-renewal, nor will the Insurance Companies be subject to any fine or censure as a result of the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

(iv)          Section 4(m)(iv) of the Disclosure Letter sets forth a list of all fines, censures, and cease and desist orders imposed since January 1, 2001, by regulatory authorities having jurisdiction over NLASCO or any of its Subsidiaries.  To Sellers’ Knowledge, no regulatory authority having jurisdiction over NLASCO or any of its Subsidiaries has threatened, or has cause to impose, any material fine, censure, or cease and desist order in the future.  There are no regulatory examinations or reviews in process in respect of NLASCO or any of its Subsidiaries (including but not limited to financial and market conduct examinations of the Insurance Companies) which have not been disclosed to Buyer in Section 4(m)(iv) of the Disclosure Letter other than those that arise after the date of this Agreement in the Ordinary Course of Business of NLASCO.

(n)           Tax Matters.

(i)            Each of NLASCO and its Subsidiaries have filed all material Income Tax Returns that they were required to file, and have paid or accrued a liability for all material Income Taxes shown thereon as owing.

(ii)           Section 4(n)(ii) of the Disclosure Letter lists all Income Tax Returns filed with respect to NLASCO or any of its Subsidiaries for taxable periods ended on or after December 31, 2001, indicates those Income Tax Returns that have been audited, and indicates those

Income Tax Returns that currently are the subject of audit.  Sellers have delivered to Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by NLASCO or any of its Subsidiaries for any tax years that are open for assessment pursuant to the applicable statute of limitations.

(iii)          Neither NLASCO nor any of its Subsidiaries has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

(iv)          Except as set forth in Section 4(n)(iv) of the Disclosure Letter, neither NLASCO nor any of its Subsidiaries is a party to any Income Tax allocation or sharing agreement.

(v)           Since January 1, 2001 and except as set forth in Section 4(n)(v) of the Disclosure Letter, neither NLASCO nor any of its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was NLASCO).

(vi)          There are no material Liens for Taxes upon any property or assets of NLASCO or its Subsidiaries, except for Liens for Taxes not yet due or for Taxes that are being contested in good faith by appropriate proceedings (and for which adequate reserves have been established in the NLASCO audited consolidated financial statements in accordance with GAAP).

(vii)         Each of NLASCO and its Subsidiaries has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Governmental Authorities all material amounts required to be so withheld and paid over under applicable laws.

(viii)        Neither NLASCO nor any of its Subsidiaries has granted in writing any power of attorney which is currently in force with respect to any Taxes or Income Tax Returns.

(ix)           No Governmental Authority has claimed or asserted that NLASCO or any of its Subsidiaries is, or may be, subject to taxation by a jurisdiction where NLASCO or its Subsidiaries do not file Income Tax Returns.

(x)            Neither NLASCO nor any of its Subsidiaries has received any notice of deficiency or assessment from any Governmental Authority for any amount of Tax that has not been fully settled or satisfied, and to the Knowledge of Sellers, no such deficiency or assessment is proposed.

(o)           Real Property; Other Tangible Assets.

(i)            There is no Owned Real Property.

(ii)           Section 4(o)(ii) of the Disclosure Letter sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property.  Sellers have delivered to Buyer a true and complete copy of each Lease document.

(iii)          All material items of equipment and other tangible assets owned by or leased to NLASCO and its Subsidiaries are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of NLASCO and its Subsidiaries in the manner in which such businesses are currently being conducted.

(p)           Proprietary Assets.

(i)            Section 4(p)(w) of the Disclosure Letter sets forth, with respect to each Proprietary Asset owned by NLASCO and its Subsidiaries and registered with any Governmental Authority or for which an application has been filed with any Governmental Authority, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application.  Section 4(p)(x) of the Disclosure Letter identifies and provides a brief description of all other Proprietary Assets owned by NLASCO and its Subsidiaries that are material to the businesses of NLASCO and its Subsidiaries.  Section 4(p)(y) of the Disclosure Letter identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $10,000 annually with respect to, each Proprietary Asset that is licensed or otherwise made available to NLASCO and its Subsidiaries by any Person (the “Licensed Assets”) and is material to the businesses of NLASCO and its Subsidiaries, and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to NLASCO and its Subsidiaries.  NLASCO or its Subsidiaries have good, valid and marketable title to all of the NLASCO Proprietary Assets other than Licensed Assets, free and clear of all Liens.  NLASCO or one or more of its Subsidiaries have a valid right to use, license and otherwise exploit all Licensed Assets and any rights thereunder will not be affected by the agreements and transactions contemplated hereby.  Neither NLASCO nor any of its Subsidiaries has developed jointly with any other Person any NLASCO Proprietary Asset that is material to the business of NLASCO and its Subsidiaries with respect to which such other Person has any rights.  Except as set forth in Section 4(p)(w) of the Disclosure Letter, there is no Contract (with the exception of end user license agreements in the form previously delivered by NLASCO to Buyer) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any NLASCO Proprietary Asset

(ii)           No current or former employee, officer, director, stockholder, consultant or independent contractor of or to NLASCO and its Subsidiaries has any right, claim or interest in or with respect to any NLASCO Proprietary Asset.

(iii)          (A) All patents, trademarks, service marks and copyrights held by NLASCO and its Subsidiaries are valid, enforceable and subsisting; (B) none of the NLASCO Proprietary Assets and no Proprietary Asset that is currently being developed by NLASCO and its Subsidiaries (either alone or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (C) none of the products, including the Company Forms,  that are or have been designed, created, developed, assembled, manufactured or sold by NLASCO or its Subsidiaries are infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person; (D) NLASCO or its Subsidiaries have all rights and licenses reasonably necessary in order to make, have made, use or sell these products to an unlimited number of parties; and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person;

(E) NLASCO and its Subsidiaries have not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use thereof, any Proprietary Asset owned or used by any other Person and (F) to the Knowledge of Sellers, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material NLASCO Proprietary Asset.

(iv)          The NLASCO Proprietary Assets constitute all the Proprietary Assets necessary to enable NLASCO and its Subsidiaries to conduct their businesses in the manner in which such business has been and is being conducted.  Neither NLASCO nor any of its Subsidiaries has (i) licensed any of the material NLASCO Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability (A) to exploit fully any material NLASCO Proprietary Assets or (B) to transact business in any market or geographical area or with any Person.

(q)           Contracts.

(i)            Section 4(q)(i) of the Disclosure Letter is divided into subsections corresponding to the representations contained in Section 4(q)(i)(A) through Section 4(q)(i)(P) below, and each section of Section 4(q)(i) of the Disclosure Letter identifies the following Contracts to which NLASCO or any of its Subsidiaries is a party or by which any of their respective assets or properties are bound (provided, however, that Contracts that are insurance policies issued by NLASCO or any of its Subsidiaries in the Ordinary Course of Business shall not be required to be set forth in Section 4(q)(i) of the Disclosure Letter):

(A)          each Contract relating to the employment of, or the performance of services by, any Person, including any employee, consultant or independent contractor (other than Contracts entered into with Producers that are in the form of a Producer Agreement);

(B)           each Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset (other than licenses for computer software having a purchase price or an annual license fee of less than $10,000);

(C)           each Contract imposing any restriction on NLASCO or its Subsidiaries’ rights or abilities (1) to compete with any other Person, (2) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person not a party to such Contract or to transact business or deal in any other manner with any other Person not a party to such Contract, or (3) develop or distribute any technology (other than “off-the-shelf” computer software having a purchase price or an annual license fee of less than $10,000);

(D)          each Contract creating or involving any agency relationship, distribution arrangement or franchise relationship (other than Contracts entered into with Producers that are in the form of a Producer Agreement);

(E)           each Contract relating to the acquisition, issuance or transfer of any securities of NLASCO or any of its Subsidiaries since January 1, 2001;

(F)           each Contract involving an amount in excess of $50,000 relating to an indenture, mortgage, promissory note, loan agreement or other Contract or commitment relating to any indebtedness, which indebtedness shall include, without limitation, funded indebtedness, deferred indebtedness and other payment obligations, whether contingent or otherwise;

(G)           each Contract involving an amount in excess of $50,000 relating to the creation of any Lien with respect to any asset of NLASCO or any of its Subsidiaries;

(H)          each Contract (other than a Company Form) involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(I)            each Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities, other than Contracts entered into with Producers that are in the form of a Producer Agreement;

(J)            each Contract involving an amount in excess of $50,000 relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Affiliate of any of Sellers, NLASCO or its Subsidiaries;

(K)          each Contract constituting or relating to a government contract or government bid;

(L)           any other Contract that was entered into outside the Ordinary Course of Business or was inconsistent with past practices of NLASCO and its Subsidiaries;

(M)         any other Contract that has a term of more than 60 days and that may not be terminated by NLASCO or its Subsidiaries (without penalty) within 60 days after the delivery of a termination notice by NLASCO or its Subsidiaries, other than Contracts entered into with Producers that are in the form of a Producer Agreement;

(N)          any other Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to NLASCO or its Subsidiaries having a value in excess of $50,000 in the aggregate other than Contracts entered into with Producers that are in the form of a Producer Agreement;

(O)          each Contract involving $50,000 or more constituting a commitment of any Person to purchase products (including products in development) of NLASCO or its Subsidiaries; and

(P)           each Contract in the form of a personal loan for any director or executive officer (or equivalent thereof, including, without limitation, any underwriter of NLIC) of NLASCO and its Subsidiaries.

Contracts in the respective categories described in clauses (A) through (P) above are referred to in this Agreement as “Material Contracts.”

(ii)           NLASCO has delivered to Buyer accurate and complete copies of all written Material Contracts.  Section 4(q)(ii) of the Disclosure Letter provides an accurate description of the terms of each Material Contract that is not in written form.  Each Contract identified in Section 4(q)(i) and (ii) of the Disclosure Letter is valid and in full force and effect and is enforceable by NLASCO or its Subsidiaries, as applicable, in accordance with its terms.

(iii)          Except as set forth in Section 4(q)(iii) of the Disclosure Letter:

(A)          Neither NLASCO nor any of its Subsidiaries has violated or breached, or committed any default under, any Contract, and, to the Knowledge of Sellers, no other Person has violated or breached, or committed any default under, any Contract;

(B)           to the Knowledge of Sellers, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (1) result in a violation or breach of any of the provisions of any Contract, (2) give any Person the right to declare a default or exercise any remedy under any Contract, (3) give any Person the right to accelerate the maturity or performance of any Contract, or (4) give any Person the right to cancel, terminate or modify any Contract;

(C)           Neither NLASCO nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Contract; and

(D)          Neither NLASCO nor any of its Subsidiaries has waived any of its rights under any Contract.

(iv)          No Person has notified NLASCO or any of its Subsidiaries, or given NLASCO or any of its Subsidiaries, reason to believe, that a Contract (but excluding Contracts that are insurance policies issued by NLASCO or any of its Subsidiaries in the Ordinary Course of Business) will be cancelled, terminated or non-renewed.  No Person is renegotiating, or has a right pursuant to the terms of any Contract to renegotiate, any amount paid or payable to NLASCO or any of its Subsidiaries under any Contract or any other material term or provision of any Contract (but excluding Contracts that are insurance policies issued by NLASCO or any of its Subsidiaries in the Ordinary Course of Business).

(v)           The Material Contracts, together with the Producer Agreements, collectively constitute all of the Contracts necessary to enable NLASCO and its Subsidiaries to conduct their businesses in the manner in which they are currently being conducted except as disclosed in Section 4(q)(v) of the Disclosure Letter.

(vi)          Section 4(q)(vi) of the Disclosure Letter identifies and provides a brief description of each proposed Material Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by NLASCO or its Subsidiaries.

(r)            Reinsurance.

(i)            All reinsurance or coinsurance treaties or agreements, including retrocessional agreements, to which NLASCO or any of its Subsidiaries is a party and under which NLASCO or any of its Subsidiaries has any existing rights, obligations or liabilities (collectively, “Reinsurance Contracts”) are in full force and effect and neither NLASCO nor the relevant Subsidiary is in breach of any material provision thereof and, to the Knowledge of Sellers, no other party to such Reinsurance Contracts is in breach or, has threatened breach, of any provision thereof.  Except as set forth on Section 4(r)(i) of the Disclosure Letter, no Reinsurance Contract contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement.

(ii)           Section 4(r)(ii) of the Disclosure Letter lists all Reinsurance Contracts entered into since January 1, 2001.

(iii)          No reinsurer under any such Reinsurance Contract has given any notice of termination or commutation with respect to any such Reinsurance Contract, nor, to the Knowledge of Sellers, is there any threat of such a notice of termination or commutation, and there is no pending or, to the Knowledge of Sellers, threatened dispute under any such Reinsurance Contract regarding the liability for any claim, except as set forth on Section 4(r)(iii) of the Disclosure Letter.

(iv)          Except as set forth in Section 4(r)(iv) of the Disclosure Letter, Sellers have no reason to believe that the financial condition of any other party to any Reinsurance Contract is impaired with the result that a default thereunder may reasonably be anticipated (it being understood that whether or not such default may be cured by the operation of any offset clause in such agreement shall not be taken into account) and Sellers have no reason to believe that any amounts recoverable under such Reinsurance Contracts (including, but not limited to, amounts based on paid and unpaid losses and any reimbursable expenses) are not fully collectible.  As of the date hereof, NLASCO and each of its Subsidiaries are entitled to take full credit in their respective Regulatory Statements (to the extent credit has been taken in such Regulatory Statements) pursuant to applicable laws for all reinsurance and coinsurance ceded pursuant to any Reinsurance Contract.

(v)           Except as set forth in Section 4(r)(v) of the Disclosure Letter, there are no existing or threatened disputes with any reinsurer regarding payment of a claim under any Reinsurance Contract.

(s)           Powers of Attorney.  Except for the powers of attorney executed by the underwriters of NLIC issued to NLIC’s attorney-in-fact, there are no outstanding powers of attorney executed on behalf of NLASCO or any of its Subsidiaries.

(t)            Litigation.  Section 4(t)(x) of the Disclosure Letter sets forth each instance in which NLASCO, its Subsidiaries, or their assets (i) are subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) are a party to or the subject of any pending or threatened action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction (“Legal Proceedings”).  Except as set forth in Section 4(t)(y) of the Disclosure Letter, there are no Legal Proceedings pending or to the Knowledge of Sellers, threatened to which NLASCO or any of its Subsidiaries is or may be a party which would reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect.

(u)           Insurance.  Section 4(u) of the Disclosure Letter contains a complete and correct list and summary description of all insurance policies maintained by NLASCO or its Subsidiaries.  Sellers have made available to Buyer complete and correct copies of all such policies together with all riders and amendments thereto.  Such policies are in full force and effect, and all premiums due thereon have been paid.  NLASCO or its relevant Subsidiary has complied in all material respects with the terms of such policies.  Since January 1, 2001, neither NLASCO nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.  Neither NLASCO nor any of its Subsidiaries is a member of or a party to, and none of such parties or their assets are subject to, any reinsurance or risk-sharing pool or similar arrangements in which NLASCO and/or any of its Subsidiaries is the insured.

(v)           Employee Benefits.

(i)            Section 4(v)(i) of the Disclosure Letter lists each Employee Benefit Plan that NLASCO or any of its Subsidiaries maintains, sponsors, or to which any of NLASCO and its Subsidiaries contribute or has any liability (contingent or otherwise). Other than the Subsidiaries, neither currently or at any time within the six (6) year period immediately preceding the Closing Date, has there been any other corporation or trade or business controlled by, controlling or  under common control with NLASCO (within the meaning of Code § 414 or ERISA §4001(a)(14) or ERISA §4001(b).

(A)          Each such Employee Benefit Plan (and each related trust, insurance Contract or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code and all other applicable laws.

(B)           NLASCO and its Subsidiaries have performed all of their obligations under all such Employee Benefit Plans, and all contributions and other payments required to be made by NLASCO or any of its Subsidiaries to any such Employee Benefit Plan have been made or reserves adequate for such contributions or other payments have been set aside therefor and have been reflected in the Financial  Statements.  All premiums or other payments that are due have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(C)           Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a favorable determination letter from the IRS and is qualified in form and operation under Code §401(a), and each trust for each such Employee Benefit Plan is exempt from federal income tax under Code §501(a) and no event has occurred nor, to the Knowledge of Sellers, does any circumstance exist that gives rise to disqualification or loss of tax-exempt status of any such Employee Benefit Plan or trust.

(D)          There are no pending or, to the Knowledge of Sellers, threatened claims by or on behalf of any such Employee Benefit Plan, or by any Person covered thereby, other than ordinary claims for benefits submitted by participants or beneficiaries, or any pending or threatened claims regarding breaches of fiduciary duty under ERISA, and to the Knowledge of Sellers, there is no basis for any such claim.

(E)           No employer securities, employer real property or other employer property is included in the assets of any such Employee Benefit Plan.

(F)           Neither NLASCO nor any of its Subsidiaries has engaged in or knowingly permitted to occur and to the Knowledge of Sellers, no other party has engaged in or permitted to occur any transaction prohibited by ERISA §406 or “prohibited transaction” under Code §4975(c) with respect to any such Employee Benefit Plan, except for any transactions which are exempt under ERISA §408 or Code §4975.

(G)           Each such Employee Benefit Plan can be terminated without payment of any additional contribution or amount and, except for any vesting of benefits of any such Employee  Benefit Plan intended to be “qualified” within the meaning of Code §401(a), without the vesting or acceleration of any benefits promised by such Employee Benefit Plan.

(H)          To the Knowledge of Sellers, no event has occurred or circumstance exists that could result in a material increase in premium costs of such Employee Benefit Plans that are insured, or a material increase in benefit costs of such Employee Benefit Plans that are self-insured.

(I)            Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in the payment, vesting, or acceleration of any benefit under any such Employee Benefit Plan (other than qualified plans under Code § 401(a)), assuming that no employee incurs a termination of employment or reduction in hours in connection with the transactions contemplated by this Agreement.

(J)            Neither NLASCO  nor any of its Subsidiaries has received any notice from the IRS, the Pension Benefit Guaranty Corporation (“PBGC”), or the Department of Labor (“DOL”) relating to any such Employee Benefit Plan regarding an audit of any such Employee Benefit Plan or the assessment of a material penalty.

(K)          Neither NLASCO nor any of its Subsidiaries has filed or been required to file any registration statements with the SEC with respect to any such Employee Benefit Plan.

(L)           Except as set forth in Section 4(v)(i)(L), each trust funding any such Employee Benefit Plan that is intended to be qualified under Code §501(c)(9) has received a favorable determination letter from the IRS.  Neither NLASCO nor any of its Subsidiaries maintains, sponsors or contributes to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)).

(ii)           Neither NLASCO nor any of its Subsidiaries currently or, since January 1, 2001, has ever maintained, sponsored or contributed or had any liability (contingent or otherwise) with respect to any “multiemployer plan” (as defined in ERISA §3(3)) or any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)) subject to Title IV of ERISA or Code §412.

(iii)          Neither NLASCO nor any of its Subsidiaries maintains or is obligated to provide benefits under any life, medical, or health plan (other than as an incidental benefit under any Employee Benefit Plan intended to be “qualified” within the meaning of Code §401(a)) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.  No Employee Benefit Plan is a “multiple employer welfare arrangement” within the meaning of ERISA § 3(40).

(iv)          NLASCO has the right to modify and terminate benefits as to retirees (other than pensions) with respect to both retired and active employees.

(v)           Neither NLASCO nor any of its Subsidiaries has filed or been required to file any notices, forms or reports with the IRS, the PBGC or the DOL, pursuant to statute, other than annual reports, within the four (4) years preceding the date hereof.

(vi)          Neither NLASCO nor any of its Subsidiaries has made any payments or provided any benefits to any “service provider”, within the meaning of Code §409A, which, based upon a good faith interpretation of current published guidance, were or are subject to additional income tax under Code § 409A(a)(1)(B) or any other taxes or penalties imposed under  Code § 409A (“409A Taxes”) and NLASCO and each of its Subsidiaries intend to take timely action as may be necessary or appropriate to prevent the application of 409A Taxes to any payments or benefits which may become payable or may be provided in the future to any “service provider” of NLASCO or any  of its Subsidiaries.

(w)          Environmental, Health and Safety Matters.

(i)            NLASCO and its Subsidiaries are in compliance with Environmental, Health and Safety Requirements.

(ii)           NLASCO and its Subsidiaries have not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to NLASCO or its Subsidiaries or their facilities arising under Environmental, Health and Safety Requirements.

(x)            Certain Business Relationships with NLASCO and Its Subsidiaries.  No Seller and no Affiliate of any Seller have been involved in any material business arrangement or relationship with NLASCO or any of its Subsidiaries within the past 12 months other than arrangements or business relationships that were on arm’s-length terms and fully reflected in the NLASCO Financial Statements.  Except as set forth in Section 4(x)(A) of the Disclosure Letter, neither Sellers nor any of their respective Affiliates (other than NLASCO and its Subsidiaries) owns any asset, tangible or intangible, that is used in the business of NLASCO or any of its Subsidiaries.  Except as set forth in Section 4(x)(B) of the Disclosure Letter, neither Sellers nor any of their respective Affiliates is a party to any Contract with, or has any claim or right against, NLASCO or any of its Subsidiaries.

(y)           Certain Business Practices.  None of NLASCO, any of its Subsidiaries, or any Seller, and no director, officer, agent or employee of any of NLASCO or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, campaigns, parties or advertising, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) violated any similar provision of applicable law.

(z)            Actuarial Reports.  Except as set forth in Section 4(z) of the Disclosure Letter, NLASCO has delivered or made available to Buyer a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to NLASCO and its Subsidiaries in the twelve (12) months prior to the date of this Agreement, and all attachments, addenda, supplements and modifications thereto (the “Actuarial Analyses”).  The information and data furnished by NLASCO and its Subsidiaries to its independent actuaries in connection with the preparation of the Actuarial Analyses were accurate in all material respects.

(aa)         Regulatory Filings.  Except as set forth in Section 4(aa) of the Disclosure Letter, since January 1, 2001, NLASCO and its Subsidiaries have filed all material reports, statements, documents, registrations, filings, or submissions required to be filed by each of NLASCO and its Subsidiaries, respectively, with any applicable Governmental Authority.  All such material reports, statements, documents, registrations, filings, or submissions complied in all material respects with applicable law in effect when filed and no material deficiencies have been asserted by any such Governmental Authority with respect to such reports, statements, documents, registrations, filings, or submissions that have not been satisfied.  All premium rates, rating plans, and policy forms established, adopted or used by NLASCO and its Subsidiaries since January 1, 2001, that are required to be filed with or approved by insurance regulatory authorities have been so filed or approved, the premiums charged conform in all material respects to the premiums so filed or approved, and comply in all material respects with the insurance laws applicable thereto.

(bb)         Insurance Markets.  NLASCO and its Subsidiaries have all requisite authorizations to place business in the insurance markets in which they operate.  Except as set forth in Section 4(bb) of the Disclosure Letter, since January 1, 2001, neither NLASCO nor any of its Subsidiaries has had its authority withdrawn, cancelled, non-renewed, suspended, substantially restricted or otherwise impaired in any such insurance market in which it places business.  Except as set forth in Section 4(bb) of the Disclosure Letter, neither NLASCO nor any of its Subsidiaries is in violation of, or default under, any requirements necessary to place business in the insurance markets in which it operates.  Neither NLASCO nor any of its Subsidiaries is the subject of, or party to, any actual or, to the Knowledge of Sellers, threatened disciplinary action or proceeding under any applicable law in respect of its placement of business in any of the insurance markets in which it operates.  Neither NLASCO nor any of its Subsidiaries places business directly or indirectly in any insurance market, other than those in which it has full authorization to do so.  At and immediately following the Closing, each of NLASCO and its Subsidiaries will hold valid authorizations to place business in the insurance markets in which it operates as of the date hereof.

(cc)         Producer Relationships.

(i)            Section 4(cc)(i) of the Disclosure Letter sets forth the standard forms of agreement (the “Producer Agreement”) currently being utilized by the Insurance Companies with respect to Persons who produce, write, place or sell policies, binders and Contracts of insurance marketed and issued by the Insurance Companies (“Producers”).  All of the Contracts currently in effect between an Insurance Company and a Producer are in all material respects in the form of the Producer Agreement.

(ii)           Section 4(cc)(ii) of the Disclosure Letter sets forth a list of the top twenty (20) Producers during the year ended December 31, 2005.  Each such Producer (A) is listed on Section 4(cc)(ii) of the Disclosure Letter (which includes such Producer’s status as an employee of NLASCO or one of its Subsidiaries or an independent contractor), and (B) is (1) duly licensed and properly appointed in each jurisdiction in which such Producer currently produces, writes, places or sells insurance on behalf of an Insurance Company and (2) was duly licensed and properly appointed in each jurisdiction at the time such Producer produced, wrote, placed or sold insurance on behalf of such Insurance Company.

(iii)          Since January 1, 2001, to the Knowledge of Sellers, at the time any Insurance Company paid commissions to any Producer in connection with the sale of insurance, each such Producer was duly licensed in the particular jurisdiction in which such Producer produced, wrote, placed or sold insurance for such Insurance Company, and the commissions paid were in compliance with applicable law and Producer Agreements, except as set forth on Section 4(cc)(iii) of the Disclosure Letter.  The Insurance Companies are not in breach or violation of, or default under, in any material respect, any of its Contracts with Producers.  To the Knowledge of Sellers, no Producer is or was the subject of, or party to, any disciplinary action or proceeding under any applicable law (or with or without notice or lapse of time or both would have violated any applicable law).  Except as set forth in Section 4(cc)(iii) of the Disclosure Letter, to the Knowledge of Sellers, no Producer produced, wrote, placed or sold insurance that was not in compliance with the marketing guidelines of the Insurance Companies.  There is no dispute pending or, to the Knowledge of Sellers, threatened against any Insurance Company by any Producer.

(iv)          Except as set forth in Section 4(cc)(iv) of the Disclosure Letter, no Insurance Company is party to any agency Contracts, third party administration Contracts or other similar arrangements or commitments, or amendments, supplements or modifications thereto, under which an independent party has authority to perform underwriting analysis and issue insurance policies on behalf of the Insurance Companies or otherwise bind the Insurance Companies without prior approval by the Insurance Companies.

(v)           All Producers, including, without limitation, all managing general agencies, of the Insurance Companies have been provided with complete and accurate underwriting and pricing guidelines and procedures for the Insurance Companies.

(dd)         Insurance Practices.  All policies, binders, slips, certificates, and participation agreements and other agreements of insurance, whether individual or group, that are in effect (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) and that have been issued by the Insurance Companies and any and all marketing materials, are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection (the “Company Forms”).  The Company Forms comply in all material respects with the applicable insurance statutes, regulations and rules.  All marketing materials, whether or not in written form (including broadcasting and website communications), have complied with applicable advertising legal requirements and accurately described the Insurance Companies’ products, including with respect to coverage limits, exclusions, pre-existing conditions, deductibles and co-payments.  Since January 1, 2001, the Insurance Companies’ agent training programs and other communications to agents and distributors (including training manuals, tapes, scripts, etc.) have been consistent with the Insurance Companies’ marketing materials and in compliance with applicable laws and regulations.

(ee)         Full Disclosure.  This Agreement (including the Disclosure Letter) does not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.  The NLASCO Disclosure Information will not contain, at the time such NLASCO Disclosure Information is filed with the SEC, any information that is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make such information contained therein, in the light of the circumstances under which such information was or will be made or provided, not false or misleading.

(ff)           Disclaimer of Other Representations and Warranties.  Except as expressly set forth in Section 3, this Section 4, the Disclosure Letter, and all certificates to be delivered hereunder, Sellers make no representation or warranty, express or implied, at law or in equity, in respect of NLASCO, its Subsidiaries or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

Section 5.               Pre-Closing Covenants.  On or before the Closing, each of the Parties shall, or shall cause its Subsidiaries to, do the following.

(a)           General.  Each of the Parties will use his, her, or its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).  Sellers shall, and shall cause NLASCO and its Subsidiaries and their representatives, attorneys, independent auditors and advisors to reasonably cooperate with Buyer and ARC in ARC’s financing efforts for the Purchase Price, including, without limitation, assisting ARC in preparing any proxy statement, registration statement or similar document and providing on a timely basis and certifying to ARC, at times reasonably requested by ARC, such information and financial data that is necessary and appropriate to be disclosed in connection with ARC’s financing efforts (collectively, the “NLASCO Disclosure Information”).  Such certifications shall constitute representations and warranties of Sellers under this Agreement as if the substance of such certifications was set forth in Section 4 of this Agreement.

(b)           Notices and Consents.

(i)            Sellers shall cause each of NLASCO and its Subsidiaries to give any notices to third parties, and shall cause each of NLASCO and its Subsidiaries to use their reasonable best efforts to obtain any third party consents, referred to in Section 4(c) above and the items set forth in Section 5(b) of the Disclosure Letter.  Each of the Parties will (and Sellers will cause each of NLASCO and its Subsidiaries to) make any necessary Governmental Filings, and use its reasonable best efforts to obtain any Governmental Approvals (including, without limitation, the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act and the Texas Department of Insurance that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement and the transactions contemplated hereby, and shall take all actions as may be reasonably requested by any such Governmental Authorities to obtain such Governmental Approvals; provided, however, that in no event shall any Party or any of its Affiliates be required to agree to (A) the divestiture of any business or entity or (B) any requirement imposed by a Governmental Authority that would reasonably be expected to have a (1) Material Adverse Effect, or (2) material and adverse effect on the aggregate economic value and business benefits that would reasonably be expected to be obtained by the Party and its Affiliates from the transactions contemplated by this Agreement.  The Parties will cooperate with the reasonable requests of each other in promptly seeking to obtain all such Governmental Approvals (including by making available, upon reasonable notice, appropriate representatives of the Parties, NLASCO and its Subsidiaries for participation in meetings with Governmental Authorities).

(ii)           Prior to the Closing, each of the Parties shall promptly notify one another of any communication it receives from any Governmental Authority relating to the transactions contemplated by this Agreement and permit the other Parties to review in advance any proposed material written communication by such Party to the Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between such Parties or any of its representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand; provided, however, that (A) Buyer may redact from such correspondence, filings and communications any confidential financial or competitive information of Buyer and its Affiliates and (B) no Party shall be required to share information with the other if the sharing of such information violates any laws, rules, or regulations or is inconsistent with the confidentiality provisions contained or referred to in Section 5(g) hereof.  The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as other Parties may reasonably request in connection with the foregoing.

(c)           Operation of Business.  Sellers will not cause or permit NLASCO or any of its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business except as expressly contemplated by this Agreement.  Without limiting the generality of the foregoing and without the prior written consent of Buyer, Sellers:

(i)            will use their reasonable best efforts to maintain, keep and preserve their assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices,

(ii)           will use their reasonable best efforts (A) to preserve the business and organization of NLASCO and its Subsidiaries, (B) to keep available to Buyer the services of NLASCO’s and its Subsidiaries’ present officers, employees, Producers, agents and independent contractors, (C) to preserve for the benefit of Buyer the goodwill of banks, suppliers, customers, Producers, reinsurers, landlords and others having business relations with it, and (D) to cooperate with Buyer and use reasonable efforts to assist Buyer in obtaining the consent of any Party where the consent of such Party may be required by reason of the transactions contemplated hereby,

(iii)          will not permit NLASCO or its Subsidiaries to

(A)          make (or incur any obligation to make) any capital expenditures in excess of $250,000;

(B)           incur any indebtedness for borrowed money, except borrowings incurred in the Ordinary Course of Business, or lend money to any Person;

(C)           change their respective Articles of Incorporation or Bylaws (or equivalent governing document);

(D)          except for the pre-Closing distribution described in Section 2(c), declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other equity interests or repurchase, redeem or otherwise reacquire any shares of capital stock, equity interests or other securities, except repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to stock option or purchase agreements;

(E)           sell, issue, grant or authorize the issuance or grant of (1) any capital stock or other security, or (2) any instrument convertible into or exchangeable for any capital stock, equity interests or other security;

(F)           amend or waive any of their rights under, or accelerate the vesting under, any provision of any of NLASCO’s or its Subsidiaries’ stock option plans, any provision of any Contract related to any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option or any related Contract;

(G)           recognize any labor union or enter into any collective bargaining agreement;

(H)          form any Subsidiary or acquire any equity interest or other interest in any other entity other than the acquisition of a general insurance agency previously identified to Buyer;

(I)            except as set forth in Section 5(c)(iii)(I) of the Disclosure Letter, establish, adopt or amend any Employee Benefit Plan or collective bargaining agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees or underwriters of NLASCO or its Subsidiaries;

(J)            dismiss any employee set forth in Section 5(c)(iii)(J) of the Disclosure Letter or hire any new employee having an annual salary in excess of $150,000;

(K)          change any of its methods of accounting or accounting practices in any respect except as required by GAAP or SAP;

(L)           make any material Tax election;

(M)         commence or settle any legal proceeding not in the Ordinary Course of Business;

(N)          willfully and intentionally take or omit to take any action that is designed or reasonably likely to result in any of its representations and warranties set forth in this Agreement or any certificate delivered in connection with the Closing being or becoming untrue in any material respect at any time at or prior to the Closing; or

(O)          authorize, agree, commit or enter into any Contract to take any of the actions described in clauses “(A)” through “(N)” of this Section 5(c)(iii); and

(iv)          will cause NLASCO and its Subsidiaries to:

(A)          maintain their consolidated books of accounts and records created from and after the date of this Agreement in the usual manner, in accordance with GAAP applied on a consistent basis with prior years, subject to normal year-end adjustment and accruals; and

(B)           comply in all material respects with all applicable laws.

(v)           will continue to operate and administer the 401(k) plan maintained by NLASCO (the “NLASCO 401(k) Plan”) in accordance with its term until the date one business day immediately prior to the Closing Date, at which time, Sellers shall take all actions necessary to terminate such plan in accordance with the terms of the plan documents for such plan.

(d)           Full Access.  Each Seller will permit, and Sellers will cause NLASCO and each of its Subsidiaries to permit, representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of NLASCO and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), Contracts, and documents of or pertaining to NLASCO and each of its Subsidiaries; provided, however, Buyer shall not have access to information that may not be provided to Buyer under applicable laws and regulations.

(e)           Notice of Developments.

(i)            Any Seller may elect at any time to notify Buyer of any development, event or circumstance first occurring after the date hereof that would have been required to have been disclosed in the Disclosure Letter if it had occurred prior to the date hereof.  Unless Buyer has the right to terminate this Agreement pursuant to Section 9(a)(ii) below by reason of the development and exercises that right within the period of 30 business days referred to in Section 9(a)(ii) below, the written notice pursuant to this Section 5(e)(i) will be deemed for the purposes of Section 7(a)(i) only to have: (A) amended the Disclosure Letter with respect to Section 4 above, (B) qualified the representations and warranties contained in Section 4 above, and (C) cured any misrepresentation or breach of warranty that otherwise might have existed with respect to Section 4 above by reason of the development.  Notwithstanding anything in this Section 5(e)(i) to the contrary, Section 5(e)(i) (A), (B) and (C) above shall not apply to developments, events or circumstances in any way related to, or a result of, a breach or a potential breach of representations and warranties contained in

Section 4(a)(i) and (iii), (b), (c)(i), and (d), (g), (n), (v)(i)(B), (v)(i)(D), (v)(i)(F), (v)(i)(G), (v)(i)(J), (v)(ii), (v)(iii), (v)(vi) and (w) above.

(ii)           Each Party will give prompt written notice to the other Parties of any material adverse development causing a breach of any of his, her, or its own representations and warranties in Section 3 and Section 4 above.  Except as provided in Section 5(e)(i) above, no disclosure by any Party pursuant to this Section 5(e)(ii), however, shall be deemed to amend or supplement the Disclosure Letter or to prevent or cure any misrepresentation or breach of warranty.

(f)            Exclusivity.  No Seller will (and Sellers will not cause or permit NLASCO or any of its Subsidiaries to), directly or indirectly, solicit, initiate, encourage (including by way of furnishing information), or take or permit any other action that results in, or could reasonably be expected to lead to the submission of, any proposal or offer, from any Person relating to the acquisition of all or substantially all of the capital stock or assets of NLASCO or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange).  Each Seller shall promptly (and in any event, within 24 hours of becoming aware of any such inquiries or proposal) advise Buyer orally and in writing of any such inquiries or proposals of which a Seller becomes aware.  Sellers shall, and shall cause each of their Affiliates and representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Buyer) relating to a possible acquisition transaction.

(g)           Confidentiality.  The terms of the letter agreement dated August 8, 2006, as amended (the “Confidentiality Agreement”), between ARC and NLASCO shall not be superseded by this Agreement and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate.  If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(h)           Change of Control of NLIC and NLASCONL.  Sellers shall take such actions as are necessary to cause, or cause their Affiliates to cause, the following to occur on the Closing Date: (i) the resignation of the underwriters of NLIC designated by Buyer set forth in Section 7(a)(xix) of the Disclosure Letter and the transfer and assignment of their respective guaranty fund shares in NLIC and the rights and obligations under their respective Trust Agreements with Excaliber Financial Corporation, in the manner requested by Buyer, to successor underwriters designated by Buyer; (ii) the resignation of the directors and officers of NLASCONL designated by Buyer at Section 7(a)(xx) of the Disclosure Letter; and (iii) such other actions as may be requested by Buyer, including, without limitation, executing related necessary or appropriate documentation, in order to facilitate a smooth and effective change of control of NLIC and NLASCONL.

Section 6.               Post-Closing Covenants.  From and after the Closing Date, each of the Parties covenants and agrees as follows:

(a)           General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement and the intentions of the Parties, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

(b)           Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving NLASCO or any of its Subsidiaries, each of the other Parties shall cooperate with him, her, or it and his, her, or its counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

(c)           Transition.  No Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of NLASCO or any of its Subsidiaries from maintaining the same business relationships with NLASCO and its Subsidiaries after the Closing as it maintained with NLASCO and its Subsidiaries prior to the Closing.  Each Seller shall cooperate with the reasonable requests of Buyer in promptly delivering, or seeking to obtain, all authorizations, consents, orders, approvals, financial information and schedules required for any SEC filing.

(d)           Director and Officer Insurance and Indemnification.  Buyer shall permit NLASCO and its Subsidiaries to obtain an extended reporting period (otherwise known as “Tail Coverage”) under NLASCO’s existing director’s and officer’s liability policy.  Buyer agrees that all rights to indemnification that the directors and officers of NLASCO and its Subsidiaries have pursuant to the Certificate of Incorporation or equivalent governing documents (and their respective Bylaws) of NLASCO and its Subsidiaries shall survive the Closing Date and shall continue in full force and effect.

(e)           Employees.

(i)            Buyer currently intends to cause NLASCO and its Subsidiaries to continue to employ their respective employees (the “Transferred Employees”) at substantially the same salaries and wages and with employee benefits which are no less favorable in the aggregate to the Transferred Employees than those available to Buyer’s similarly situated employees at the Closing Date.  Notwithstanding the foregoing, nothing contained in this Section is intended to affect the employment at will status of any of the Transferred Employees absent a separate written agreement expressly intended to accomplish the same.

(ii)           Buyer does not believe that any Transferred Employees will be entitled to receive any severance or other comparable benefit as a direct or indirect result of the transactions contemplated by this Agreement.  If, after the Closing Date, NLASCO or any Subsidiary terminates the employment of any Transferred Employee, then Buyer and/or its Affiliates shall pay to such terminated Transferred Employee severance or other benefits comparable to the severance or other benefits that other employees of Buyer, occupying a position comparable to that occupied by the terminated Transferred Employee, would receive under Buyer’s employment practices and policies or under Buyer’s Employee Benefit Plans in place at the time that such termination occurs.

(iii)          Buyer shall use commercially reasonable efforts to cause NLASCO and its Subsidiaries to continue to maintain any current Employee Benefit Plans of NLASCO or its Subsidiaries that currently provide life insurance, disability, medical or dental benefits to the Transferred Employees for not less than six months after the Closing Date.  Buyer thereafter shall make available to the Transferred Employees benefits comparable to other employees of Buyer, occupying a position comparable to that occupied by the Transferred Employee.  If Buyer elects to cause the Transferred Employees to be covered by Employee Benefit Plans maintained by Buyer rather than continue the Employee Benefit Plans of NLASCO or its Subsidiaries, each Transferred Employee, (i) shall be given service credit, for time employed by NLASCO or its Subsidiaries, for the purpose of determining eligibility under the Employee Benefit Plans maintained by Buyer; and (ii) will be given credit under the health plan maintained by Buyer for the deductibles paid since the first day of January of the year in which the Closing shall have occurred, under the health plan maintained by NLASCO or its Subsidiaries.  Additionally, Buyer shall use commercially reasonable efforts to cause any preexisting conditions restrictions under Buyer’s health or other welfare benefit plan to be waived to the extent necessary to provide immediate coverage under Buyer’s plan.

(iv)          To the extent permitted by law and the terms of the defined contribution plan maintained by Buyer (the “Buyer 401(k) Plan”), Buyer shall permit (but not require) the Transferred Employees who are participants in the NLASCO 401(k) Plan to elect to roll over any assets distribution from such plan upon its termination directly to the Buyer 401(k) Plan.  Buyer shall permit the Transferred Employees to participate in the Buyer 401(k) Plan (or a defined contribution plan of an Affiliate of Buyer).

(v)           Buyer shall cause NLASCO or any Subsidiary to pay all salaries and other compensation (including, but not limited to, bonuses, retirement payments, vacation pay or sick pay) payable after the Closing Date.  NLASCO, Subsidiaries or Sellers shall not be responsible for any vacation pay, sick pay, bonuses or comparable payments that may have accrued but shall not have been payable prior to the Closing Date or any claims by a Transferred Employee arising under an Employee Benefit Plan, whether made before, on or after the Closing Date.

(f)            Cooperation.  Sellers shall cooperate with Buyer upon request to obtain the post-Closing Governmental Approval from the Company Licensing Section of the Texas Department of Insurance in respect of the substitution of underwriters of NLIC and of officers and directors of NLASCONL directed by Buyer and effective on the Closing Date.

(g)           Confidentiality.  From and after the Closing, Sellers and their Affiliates shall cause their respective representatives to maintain in confidence, and not use to the detriment of Buyer or its Affiliates (including for the purposes of competing with Buyer or its Affiliates), any written, oral or other information relating to or obtained from Buyer or its Affiliates), except that the foregoing requirements of this Section 6(g) shall not apply to the extent that (A) any such information is or becomes generally available to the public other than as a result of disclosure by any of Sellers, their respective Affiliates or any of their respective representatives, (B) any such information is required by applicable law, governmental order or a Governmental Authority to be disclosed; provided, however, that Seller shall provide Buyer written notice prior to such disclosure, or (C) any such information was or becomes available to such Party on a non-confidential basis and from a source (other than a Party to this Agreement or any Affiliate or representative of such Party) that is not bound by a confidentiality agreement.  Each of Sellers shall instruct its Affiliates and representatives having access to such information of such obligation of confidentiality.

Section 7.               Conditions to Obligation to Close.

(a)           Conditions to Buyer’s Obligation.  Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, except where the failure to satisfy a condition is primarily a direct result of action or inaction, not taken or omitted to be taken in good faith, on the part of Buyer:

(i)            each of the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii)           Sellers shall have performed and complied with all of their covenants hereunder through the Closing;

(iii)          there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)          there shall not be pending or threatened any Legal Proceeding in which a Governmental Authority is, or is threatened to become, a party or is otherwise involved, and none of Buyer, NLASCO (or its Subsidiaries) or Sellers shall have received any communication from any Governmental Authority in which such Governmental Authority indicates a reasonable likelihood of commencing any Legal Proceeding or taking any other action: (A) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement; (B) relating to the transactions contemplated by this Agreement and seeking to obtain from Sellers, Buyer (or any of its Subsidiaries) or NLASCO (or any of its Subsidiaries), any damages or other relief that would be reasonably likely to result in a Material Adverse Effect or a material adverse effect on Buyer; (C) seeking to prohibit or limit in any material respect Buyer’s ability to vote, receive dividends or distributions with respect to or otherwise exercise ownership rights with respect to the stock or equity interests of NLASCO or any of its Subsidiaries; or (D) which would materially and adversely affect the right of Buyer, NLASCO, or any Subsidiary of Buyer to own the assets or operate the business of NLASCO or any of its Subsidiaries.

(v)           there shall not be pending any Legal Proceeding that would be reasonably likely to result in a Material Adverse Effect or a material adverse effect on Buyer: (A) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement; (B) relating to the transactions contemplated hereby and seeking to obtain from Buyer or any of its Subsidiaries, or NLASCO or any of its Subsidiaries, any damages or other relief would be reasonably likely to result in a Material Adverse Effect or a material adverse effect on Buyer; (C) seeking to prohibit or limit in any material respect Buyer’s ability to vote, receive dividends or distributions with respect to or otherwise exercise ownership rights with respect to the stock or equity interests of NLASCO or any of its Subsidiaries; or (D) which would materially and adversely affect the right of Buyer, NLASCO, or any Subsidiary of Buyer to own the assets or operate the business of NLASCO or any of its Subsidiaries.

(vi)          NLIC and ASIC shall have maintained respective financial strength ratings from A.M. Best of at least A and B++, respectively, and A.M. Best shall not have communicated to NLASCO or its Subsidiaries that there is a reasonable possibility that A.M. Best would downgrade or consider any downgrade of any of its ratings for NLIC or ASIC or of their debt.

(vii)         The net written premiums divided by the policyholders’ statutory surplus of the Insurance Companies as determined by NLASCO in good faith in accordance with SAP shall not exceed 1.75 as of the last business day of the month preceding the month in which the Closing occurs; provided that such policyholders’ statutory surplus shall not be less than $98 million as of the last business day of the month preceding the month in which the Closing occurs.

(viii)        The aggregate number of Producers and the aggregate number of policies for insurance in force as of the last business day of the month preceding the month in which the Closing occurs, as determined by NLASCO in good faith based upon the information that is available to it, shall not have declined by more than 5% and 5%, respectively, since August 31, 2006.

(ix)           all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated, and the Parties, NLASCO, and its Subsidiaries shall have received all consents, approvals, authorizations, licenses, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Authorities) (A) required to be obtained by or on the part of the Parties, NLASCO, and its Subsidiaries hereto; (B) which are necessary to enable NLASCO and its Subsidiaries to continue to conduct their respective businesses after the Closing Date substantially as they are being conducted prior to the Closing Date (including, without limitation, any consents or waivers from reinsurers of the Insurance Companies required to assure that the consummation of the transactions contemplated hereby shall not be invoked by such reinsurers to terminate any reinsurance agreement to which an Insurance Company is a party); and (C) otherwise necessary for the consummation of the transactions contemplated hereby (including, without limitation, any agreements and arrangements related to indebtedness, leases of real and personal property and Buyer’s right to own the NLASCO Shares and to own the assets and operate the business of NLASCO and its Subsidiaries), shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing.

(x)            Since the date hereof, no Material Adverse Effect shall have occurred, and there shall exist no fact, development, or state of circumstances that, individually or in the aggregate, would be reasonably likely to result in a Material Adverse Effect or a material adverse effect on Buyer.

(xi)           Each Seller shall have delivered a 5-year non-competition agreement and a 5-year non-solicitation agreement (restricting solicitation of employees, Producers and customers of

Sellers, NLASCO and their Subsidiaries) in substantially the form attached hereto as Exhibit 7(a)(xi).

(xii)          Each of the individuals set forth in Section 7(a)(xii) of the Disclosure Letter shall have delivered an employment agreement in substantially the form attached hereto as Exhibit 7(a)(xii), which agreement shall contain a non-competition provision and a non-solicitation provision (restricting solicitation of employees, Producers and customers of Sellers, NLASCO and their Subsidiaries).

(xiii)         C. Clifton Robinson shall have delivered a share lock-up agreement restricting his sale of the ARC shares until the later of (i) 20 months after the Closing and (ii) the date on which the Parties fully resolve the stockholders’ equity adjustment set forth in Section 2(e), in substantially the form attached hereto as Exhibit 7(a)(xiii).

(xiv)        C. Clifton Robinson shall have delivered the Escrow Agreement duly executed by him in substantially the form attached hereto as Exhibit 2(b).

(xv)         Sellers shall have delivered a Release (the “Sellers’ Release”) duly executed by each Seller in substantially the form attached hereto as Exhibit 7(a)(xv).

(xvi)        all actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

(xvii)       Since June 30, 2006, no Reinsurance Contract to which either of the Insurance Companies is a party has been cancelled, commuted or non-renewed by a reinsurer, nor has there been any notice regarding such an action, nor has, to the Knowledge of Sellers, any such cancellation, commutation or non-renewal been threatened or contemplated, other than renewals or replacements of Reinsurance Contracts (A) the aggregate cost of each such replaced or renewed Reinsurance Contract is not more than 120% of the cost of such Reinsurance Contract in place on the date of this Agreement, (B) the limits of which are no less favorable to the Insurance Companies than the replaced Reinsurance Contract, (C) are with a reinsurer with an AM Best rating no less than A-, and (D) the retention levels of each such Reinsurance Contract (taking into account reasonable increases in retention levels that may be agreed to by the Insurance Companies in exchange for reductions in the cost of such reinsurance) are reasonably comparable to the retention levels on the replaced Reinsurance Contract.

(xviii)      Stockholders’ Equity shall be at least $71,039,000 as of the day prior to the Closing Date as certified by Sellers.

(xix)         Each of the underwriters of NLIC designated by Buyer in Section 7(a)(xix) of the Disclosure Letter (the “Withdrawn Underwriters”) shall have resigned and withdrawn as underwriters of NLIC in writing effective on the Closing Date and shall have executed any other documentation requested by Buyer in a form acceptable to Buyer in connection with: (1) the substitution by Buyer of successor underwriters (the “Successor Underwriters”) designated by Buyer to replace the Withdrawn Underwriters effective on the Closing Date, (2) the assignment and transfer of all right, title and interest to the guaranty fund shares held by the Withdrawn Underwriters to the Successor Underwriters effective on the Closing Date, and (3) any ancillary matter related to the preceding subsections (1) and (2).

(xx)          Sellers shall have caused the delivery of resignations in writing of the persons set forth in Section 7(a)(xx) of the Disclosure Letter from the corresponding positions set forth therein for NLASCO and its Subsidiaries.

(xxi)         Sellers shall have delivered to Buyer duly executed agreements terminating the Joint Use of Personnel Agreement and the Consolidated Tax Agreement by and among NLASCO and each of its Subsidiaries party thereto.

(xxii)        Sellers and Buyer shall have entered into mutually acceptable amendments to the real estate leases for the properties located at the following addresses: Triangle Tower, 510 North Valley Mills Drive, Suites 201-203, 405 and 504, Waco, Texas 76710; Wells Fargo Tower, 811 Washington Avenue, Waco, Texas 76701; Wells Fargo Tower, 801 Washington Avenue, Waco, Texas 76701; and 7585 East Redfield Road, Suite 209, Scottsdale, Arizona.

(xxiii)       The Insurance Companies shall have been eligible, as of the date of this Agreement, for the exemption under Article 5.13-2C of the Texas Insurance Code in effect on the Closing Date.

(xxiv)       Sellers shall have delivered to Buyer a certificate executed by Sellers to the effect that each of the conditions specified above in Section 7(a)(i)-(xxiii) is satisfied in all respects and the stock certificates representing NLASCO Shares referenced in Section 2(h)(iii).

(xxv)        Sellers shall have delivered a duly adopted resolution of the Board of Directors of NLASCO dated at least one business day prior to the Closing Date terminating the NLASCO 401(k) Plan as in effect immediately prior to the Closing Date in accordance with the terms of the plan documents for such plan.

(xxvi)       Sellers and Buyer shall have set forth, in a writing signed by Sellers and Buyer, the methodology the parties will follow in determining the Reserve Deficiency or Excess Reserve, as applicable.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b)           Conditions to Sellers’ Obligation.  Sellers’ obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions, except where the failure to satisfy a condition is primarily a direct result of action or inaction, not taken or omitted to be taken in good faith, on the part of any Seller:

(i)            each of the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii)           Buyer shall have performed and complied with all of its covenants hereunder in all respects through the Closing;

(iii)          there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)          all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, NLASCO, and its Subsidiaries shall have received all consents, approvals, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Authorities) required to be obtained by or on the part of the Parties, NLASCO, and its Subsidiaries or otherwise necessary for the consummation of the transactions contemplated hereby shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing;

(v)           all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers;

(vi)          ARC shall have delivered to Sellers the Registration Rights Agreement, substantially in the form of Exhibit 7(b)(vii) duly executed by ARC;

(vii)         the ARC Shares Payment will, on the issuance and delivery to C. Clifton Robinson pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable.  The ARC Shares Payment to be delivered to C. Clifton Robinson pursuant to this Agreement are and will be free of any Liens (other than pursuant to securities laws restrictions or the Escrow Agreement) and preemptive rights of the shareholders of Buyer; and

(viii)        since the date of this Agreement, no ARC Material Adverse Effect shall have occurred, and there shall exist no fact, development, or state of circumstances that, individually or in the aggregate, would be reasonably likely to result in an ARC Material Adverse Effect;

(ix)           Sellers shall have received a release of the guaranties of C. Clifton Robinson, C.C. Robinson Property Company, Ltd., C.C. Robinson Property Company II, Ltd. and James E. Murphy with respect to the indebtedness of NLASCO to Central National Bank; and

(x)            Buyer shall have delivered to Sellers a certificate executed by Buyer to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects and the Purchase Price.

(xi)           Buyer and Sellers shall have set forth, in a writing signed by Buyer and Sellers, the methodology the parties will follow in determining the Reserve Deficiency or Excess Reserve, as applicable.

Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

Section 8.               Remedies for Breaches of This Agreement.

(a)           Survival of Representations and Warranties.  All of the representations and warranties of Sellers and NLASCO contained in Section 4 above, the Disclosure Letter, any supplements thereto and any certificate or agreement delivered pursuant to this Agreement shall survive the Closing hereunder and continue in full force and effect until the 18-month anniversary of the Closing Date; provided, however, any representation or warranty with respect to Taxes shall survive until the date on which the relevant statute of limitation expires for the assessment of Taxes; provided further, that all of the representations and warranties of Sellers contained in Section 3(a) above (excluding Section 3(a)(iii)(B), (C) and (D)) and in Section 4(a)(i) and (iii), (b), (c)(i), (d), (g), (n), (v)(i)(B), (v)(i)(D), (v)(i)(F), (v)(i)(G), (v)(i)(J), (v)(ii), (v)(iii), (v)(vi)  and (w) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).  All of the representations and warranties of ARC and Buyer contained in Section 3(b) above, the Disclosure Letter and any certificate or agreement delivered pursuant to this Agreement shall survive the Closing hereunder and continue in full force and effect until the 18-month anniversary of the Closing Date; provided, however, that the representations and warranties in Section 3(b)(i), 3(b)(iii)(A) and 3(b)(iv) shall survive the Closing and continue in full force and effect forever thereafter (subject to applicable statutes of limitations).  The right to indemnification and all other remedies based on any representation, warranty, covenant or obligation contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition to the obligation of any Party hereto to consummate the transactions contemplated hereby, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or other remedy based on such representation, warranty, covenant or obligation.

(b)           Indemnification Provisions for Buyer’s Benefit.

(i)            Provided that Buyer makes a written claim for indemnification against any Seller pursuant to Section 10(i) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), from and after the Closing, each Seller shall jointly and severally indemnify the Buyer Indemnitees from and against any Adverse Consequences the Buyer Indemnitees shall suffer caused by or arising out of:

(A)          any inaccuracy in or breach or alleged breach of any representation or warranty of Sellers set forth in this Agreement, the Disclosure Letter, and any certificate or agreement delivered in connection with the transactions contemplated hereby (provided, that for purposes of calculating the amount of any Adverse Consequences the Parties shall not give effect to any materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Disclosure Letter); provided, however, that Sellers shall not have any obligation to indemnify the

Buyer Indemnitees from and against any Adverse Consequences under this Section 8(b)(i)(A) to the extent the Adverse Consequences caused by or arising from the inaccuracy, breach or alleged breach (or series of related events or circumstances) do not equal or exceed $20,000 (such Adverse Consequences that exceed $20,000 being “Recoverable Adverse Consequences”), provided further, that Sellers shall not have any obligation to indemnify any Buyer Indemnitee from and against Recoverable Adverse Consequences until such Recoverable Adverse Consequences exceed, in the aggregate, $3,000,000, after which point Sellers will be obligated only to indemnify the Buyer Indemnitees from and against further such Recoverable Adverse Consequences; provided further, that the foregoing limitation shall not apply to, or in any manner limit, Sellers’ obligations under this Section 8(b)(i)(A) in the event of (A) Seller’s intentional misrepresentations, fraud or willful misconduct, (B) any breach of Section 3(a), or (C) any breach of Section 4(a)(i) and (iii), (b), (c)(i), (d), (g), (n), (v)(i)(B), (v)(i)(D), (v)(i)(F), (v)(i)(G), (v)(i)(J), (v)(ii), (v)(iii), (v)(vi) or (w);

(B)           any breach or alleged breach or non-fulfillment of any covenant or obligation of Sellers (including without limitation the covenants set forth in Section 5 and Section 6);

(C)           any violation of law, rule, regulation, Contract or fiduciary duty in connection with the cash distribution contemplated by Section 2(c);

(D)          any claim that NLASCO or any of its Subsidiaries, or any of its products or services, infringes, misappropriated or otherwise violates a Proprietary Asset of a third party (for which purposes, Sellers will be considered a third party); or

(E)           any Legal Proceeding instituted by a third party as of the date of this Agreement or as of the date of Closing, as applicable, that (i) is not included in Section 4(t)(y) of the Disclosure Letter or an update thereto delivered to Buyer in accordance with this Agreement and (ii) is not a Legal Proceeding between NLASCO or any of its Subsidiaries, on the one hand, and any insured, on the other hand, under an insurance policy issued by NLASCO or any of its Subsidiaries in the Ordinary Course of Business, the results of which are Actual Losses and actually are included in the post-Closing reserve adjustment provided for in Section 2(f).

(ii)           In the event NLASCO or any of its Subsidiaries suffers, incurs or otherwise becomes subject to any Adverse Consequences as a result of or in connection with any inaccuracy in or breach or alleged breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of NLASCO or any of its Subsidiaries as a Buyer Indemnitee) Buyer shall also be deemed, by virtue of its ownership of the stock of NLASCO, to have incurred Adverse Consequences as a result of and in connection with such inaccuracy or breach; provided that Buyer and NLASCO or any of its Subsidiaries shall only be entitled to one recovery for such breach or inaccuracy of a representation, warranty, covenant or obligation.

(iii)          Sellers shall have no liability for indemnity under Section 8(b)(i)(A) to the extent the amounts paid by Sellers for the Recoverable Adverse Consequences suffered by the Buyer Indemnitees exceed a $23,500,000 aggregate ceiling, provided that such ceiling shall not apply to any claim by any Buyer Indemnitee resulting from, arising out of, relating to, in the nature of, or caused by (A) intentional misrepresentations, fraud or willful misconduct by Sellers, (B) any breach of Section 3(a), or (C) any breach of Section 4(a)(i) and (iii), (b), (c)(i), (d), (g), (n), (v)(i)(B), (v)(i)(D), (v)(i)(F), (v)(i)(G), (v)(i)(J), (v)(ii), (v)(iii), (v)(vi) or (w).

(c)           Indemnification Provisions for Sellers’ Benefit.  In the event ARC or Buyer breaches or is alleged to breach any of its representations, warranties, and covenants contained herein, and provided that any Seller makes a written claim for indemnification against ARC or Buyer pursuant to Section 10(i) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), from and after the Closing, ARC and Buyer shall indemnify Seller Indemnitees from and against any Adverse Consequences any Seller Indemnitee shall suffer caused by the breach; provided that neither ARC nor Buyer shall have any liability for indemnity until the Adverse Consequences Seller Indemnitees have suffered by reason of all such breaches of representations and warranties exceed a $3,000,000 aggregate deductible, after which point ARC and Buyer will be obligated only to indemnify Seller Indemnitees from and against further such Adverse Consequences; provided, that the foregoing limitation shall not apply to, or in any manner limit, Buyer’s or ARC’s obligations under this Section 8(c) in the event of (i) Buyer’s or ARC’s intentional misrepresentation of any provision hereof, (ii) fraud or willful misconduct of ARC or Buyer, or (iii) any breach of Section 3(b)(i), 3(b)(iii)(A) or 3(b)(iv).

(d)           Matters Involving Third Parties.

(i)            If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly (and in any event within 5 business days after receiving notice of the Third-Party Claim) notify each Indemnifying Party thereof in writing, provided, however, that any failure on the part of an Indemnified Party to so notify the Indemnifying Party shall not limit any of the Indemnified Parties’ rights to indemnification under this Section 8 (except to the extent such failure materially prejudices the defense of such legal proceeding).

(ii)           Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages, does not impose an injunction or other equitable relief upon the Indemnified Party, and does not involve an admission of fault, liability, or guilt by any Indemnified Party; provided further, that the Indemnifying Party shall allow the Indemnified Party an opportunity to participate in the defense of the Third-Party Claim with its own counsel and at its own expense after the Indemnifying Party assumes the defense of the Third-Party Claim.

(iii)          Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 8(d)(ii) above, the Indemnified Party may defend against the Third-Party Claim in any manner he, she, or it may reasonably deem appropriate.

(iv)          In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of each of the Indemnifying Parties (not to be unreasonably withheld).

(e)           Determination of Adverse Consequences.  All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

(f)            Exclusive Remedy.  Except for fraud, willful and deliberate misrepresentation, or willful and deliberate breach of covenant, the Parties acknowledge and agree that the foregoing indemnification provisions in this Section 8 shall be the exclusive monetary remedy of the Parties with respect to NLASCO, its Subsidiaries, and the transactions contemplated by this Agreement.  The Parties agree and acknowledge that the ARC Shares Payment shall not be Buyer Indemnities’ exclusive method of receiving indemnification from Sellers pursuant to this Section 8.

(g)           Satisfaction of Sellers’ Indemnity Obligations.  Upon final determination of Sellers’ obligation to indemnify any Buyer Indemnitee under this Section 8, and of the amount of Adverse Consequences relating thereto, Buyer may require that Sellers satisfy such obligation by returning to Buyer, at Sellers’ election, a combination of ARC Shares (valued for such purpose at the then-current market price) and/or cash, with an aggregate value equal to the amount of such Adverse Consequences.  The value of the ARC Shares shall be based on the volume-weighted average sales price of the ARC Shares for the ten trading days immediately preceding the date of payment.  Sellers acknowledge and agree that the terms of the Escrow Agreement and the lock-up agreement relating to the ARC Shares shall provide for automatic extensions of their terms to the extent claims under this Section 8 by a Buyer Indemnitee are pending on the 18-month anniversary of the Closing Date.

Section 9.               Termination.

(a)           Termination of Agreement.  Certain Parties may terminate this Agreement as provided below:

(i)            the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)           ARC or Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing in the event (A) any of Sellers has within the then previous 30 business days given Buyer any notice pursuant to Section 5(e)(i) above and (B) the development that is the subject of the notice has had, or could reasonably be expected to have, a Material Adverse Effect;

(iii)          ARC or Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (A) in the event any of Sellers’ representations and warranties contained in this Agreement, the Disclosure Letter, or any certificate delivered in connection herewith, shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of Sellers’ covenants contained in this Agreement shall have been breached in any material respect, provided that, Buyer has notified Sellers of the breach or inaccuracy, and the breach or inaccuracy has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before March 31, 2007, by reason of the failure of any condition precedent under Section 7(a) hereof (except that ARC or Buyer may not so terminate this item (iii)(B) if (x) the failure results primarily from ARC or Buyer breaching any representation, warranty, or covenant contained in this Agreement) or (y) Buyer has been unable to obtain financing on terms acceptable to Buyer and such failure is not due to a Material Adverse Change or Sellers’ failure to timely provide or certify to the NLASCO Disclosure Information; and

(iv)          Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event any of ARC’s or Buyer’s representations and warranties contained in this Agreement or any certificate delivered in connection herewith, shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of ARC’s or Buyer’s covenants contained in this Agreement shall have been breached in any material respect, provided that, Sellers have notified ARC or Buyer of the breach or inaccuracy, and the breach or inaccuracy has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before March 31, 2007, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any Seller breaching any representation, warranty, or covenant contained in this Agreement) or because Buyer has not advised Sellers in writing pursuant to Section 2(g) that Buyer is prepared to consummate the transaction described in Section 2(a) and consummated such transaction by March 31, 2007;  provided, that Buyer may rescind any termination by Sellers by reason of the failure of the condition precedent in Section 7(b)(viii) if Buyer elects to pay $10,575,000 in cash in lieu of the ARC Shares Payment, in which case all references to the ARC Shares Payment shall be deemed to be deleted from this Agreement.

(b)           Effect of Termination.  If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, however, that (i) the confidentiality provisions contained in Section 5(g) above shall survive termination; (ii) no Party shall be relieved of any obligation or liability arising from any willful and deliberate breach by such Party of any representation, warranty, covenant or other provision of this Agreement; (iii) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; (iv) no Party shall be liable for any consequential or punitive damages, and (v) none of Sellers, NLASCO or any NLASCO Subsidiary shall be liable or obligated to ARC or Buyer to the extent that the Agreement is terminated as a result of the occurrence of an event that constitutes a Material Adverse Effect and over which Sellers, NLASCO or NLASCO’s Subsidiaries have no control, such as, but not limited to, a natural disaster, act of terrorism, declaration of war or similar event.

(c)           Termination Upon Material Adverse Effect.  If ARC or Buyer terminates this Agreement as a result of an event or development that could reasonably be expected to have a Material Adverse Effect, ARC or Buyer first shall give Sellers a reasonable opportunity to demonstrate that such event or development does not constitute a Material Adverse Effect on Buyer, NLASCO or any of their Subsidiaries.

Section 10.             Miscellaneous.

(a)           Nature of Sellers’ Obligations.  The covenants of each Seller in Section 2(a) above concerning the sale of his, her, or its NLASCO Shares to Buyer are individual and not joint and several obligations.

(b)           Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of all other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

(c)           Burden and Benefit.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.  This Agreement and all of its provisions are for the sole and exclusive benefit of the Parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof; provided, however, that any Person that is not a party to this Agreement but, by the terms of Section 8, is entitled to indemnification, shall be considered a third party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

(d)           No Code §338 Election.  None of ARC, Buyer, NLASCO and any of their Affiliates shall make any election under Code §338 with respect to the transactions contemplated by this Agreement.

(e)           Entire Agreement.  Subject to Section 5(g) above, this Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(f)            Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of the Parties; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(g)           Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(h)           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)            Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:

C. Clifton Robinson

C. C. Robinson Property Company, Ltd.

Robinson Charitable Remainder Unitrust

900 Austin Avenue, 12th Floor

Waco, Texas 76701

T: (254) 756-4411

F: (254) 756-0050

Copy to (which shall not constitute notice):

Richard E. Brophy, Jr.

Beard Kultgen Brophy Bostwick & Dickson, LLP

5400 Bosque Blvd., Suite 301

Waco, Texas 76710

T: (254) 776-5500

E: brophy@thetexasfirm.com

If to ARC or Buyer:

Affordable Residential Communities

7887 East Belleview Avenue, Suite 200

Englewood, CO 80111

Attn:  Larry D. Willard

T: (303) 383-7547

E: larry.willard@aboutarc.com

Copy to (which shall not constitute notice):

Affordable Residential Communities

7887 East Belleview Avenue, Suite 200

Englewood, CO 80111

Attn:  Scott L. Gesell

T: (303) 383-7506

E: scottg@aboutarc.com

Copy to (which shall not constitute notice):

Haynes and Boone, LLP

901 Main Street, Suite 3100

Dallas, Texas 75202

Attn: Michael M. Boone

T: (214) 651-5552

E: michael.boone@haynesboone.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(j)            Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.  THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF DALLAS, STATE OF TEXAS.  EACH PARTY HEREBY SUBMITS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

(k)           Amendments and Waivers.  No amendment of any provision of this Agreement (including the documents referred to herein) shall be valid unless the same shall be in writing and signed by the Parties.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(l)            Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m)          Expenses.  Each of ARC, Buyer, Sellers, NLASCO, and NLASCO Subsidiaries will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that all expenses (whether billed or unbilled) incurred by NLASCO or any NLASCO Subsidiary on or prior to the Closing Date in connection with the transactions contemplated herein shall be properly recorded as liabilities of NLASCO as of the Closing Date; provided further, that regulatory filing fees for filings Buyer is required to make in connection with the consummation of the transactions described in this Agreement shall be expenses of Buyer; provided, further, that any fees and expenses incurred after the date of this Agreement and payable to a third party accounting firm in connection with the audit of any of NLASCO’s financial statements for the years prior to the year ended December 31, 2005 that are necessary in connection with ARC’s financing efforts for the acquisition shall be reimbursed by Buyer to Sellers at Closing.  Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.  All sales, use, transfer, documentary and other similar Taxes which may be imposed or assessed as a result of Buyer’s purchase of the NLASCO Shares shall be borne 50% by Buyer and 50% by Sellers.

(n)           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

(o)           Incorporation of Exhibits, Annexes, and Schedules.  The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(p)           Governing Language.  This Agreement has been negotiated and executed by the Parties in English.  In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

(q)           Tax Disclosure Authorization.  Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Code §§6011 and 6112 and regulations thereunder) contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement to enter into the transaction.  This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

(r)            Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  THE PARTIES REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(s)           Specific Performance.  Each of the Parties hereto acknowledges and agrees that the other parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached.  Accordingly, each of the Parties hereto agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

(Signature page to follow.)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

AFFORDABLE RESIDENTIAL COMMUNITIES
INC., a Maryland corporation

By:		/s/ Scott L. Gesell
Name:		Scott L. Gesell
Title:		Executive Vice President

BUYER:

ARC INSURANCE HOLDINGS INC.,
a Delaware corporation

By:		/s/ Scott L. Gesell
Name:		Scott L. Gesell
Title:		Vice President

SELLERS:

/s/ C. Clifton Robinson
C. Clifton Robinson

C. C. ROBINSON PROPERTY
COMPANY, LTD., a Texas limited partnership

By:		/s/ C. Clifton Robinson
C. Clifton Robinson, its general partner

By:		CCR Investors, Inc., a Delaware corporation,
its general partner

	By:	/s/ Gordon B. Robinson
Gordon B. Robinson, President

THE ROBINSON CHARITABLE REMAINDER
UNITRUST

By:		/s/ C. Clifton Robinson
C. Clifton Robinson
Its Trustee

Signature Page to Stock Purchase Agreement